As filed with the Securities and Exchange Commission on June 27, 2014
Registration No. 333-195433

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

InterCloud Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	65-0963722
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1030 Broad Street, Suite 102
Shrewsbury, NJ  07702
(973) 630-5460
(Address, Including Zip Code, and Telephone Number,
 Including Area Code, of Registrant’s Principal Executive Offices)

Mark Munro
Chief Executive Officer
InterCloud Systems, Inc.
1030 Broad Street, Suite 102
Shrewsbury, NJ  07702
(973) 630-5460
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)
_________________________

Copies to:
M. Ali Panjwani, Esq.
Eric M. Hellige, Esq.
Pryor Cashman LLP
7 Times Square
New York, New York 10036-6569
Telephone:  (212) 421-4100
Facsimile:  (212) 326-0806
_________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders  may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 27, 2014

PRELIMINARY PROSPECTUS

1,710,387 Shares

Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 1,710,387 shares of common stock, of which 491,598 shares are issued and outstanding on the date hereof, and 1,218,789 shares are issuable upon the conversion of, or in connection with payments made by us on, our outstanding 12% convertible debentures due 2015.  All of the shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their shares of common stock from time to time at prevailing market prices.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is traded on the NASDAQ Capital Market under the symbol “ICLD.”  On June 25, 2014, the closing price of our common stock on the NASDAQ Capital Market was $6.67 per share.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.

See “Risk Factors” beginning on page 10 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2014

We have not registered the sale of the shares under the securities laws of any state.  Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby.  This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, InterCloud Systems, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus.  You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus or incorporated by reference in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock.  You should read this entire prospectus carefully, including the documents incorporated by reference herein, which are described under the sections "Incorporation by Reference of Certain Documents," and "Where You Can Find More Information," and especially the “Risk Factors” section of this prospectus and our historical and pro forma consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus, before making an investment decision.

Unless otherwise noted, “we,” “us,” “our,” and the “Company” refer to InterCloud Systems, Inc. and its predecessors and consolidated subsidiaries, including Rives-Monteiro Leasing, LLC, Rives-Monteiro Engineering, LLC, ADEX Corporation, ADEX Puerto Rico, LLC, ADEXCOMM Corporation, T N S, Inc., Tropical Communications, Inc., AW Solutions, Inc. and AW Solutions Puerto Rico, LLC, Integration Partners – NY Corporation and RentVM, Inc., and our 49%-owned subsidiary, Rives-Monteiro Engineering, LLC.

Unless otherwise indicated, the information in this prospectus reflects a one-for-125 reverse stock split of our common stock effected on January 14, 2013 and a one-for-four reverse stock split of our common stock effected on August 1, 2013.  All share and per share data has been adjusted for such reverse stock splits for all periods presented.

Our Company
General

We are a single-source provider of end-to-end information technology (IT) and next-generation network solutions to the telecommunications service provider (carrier) and corporate enterprise markets through cloud platforms and professional services. We offer cloud and managed services, professional consulting and staffing services, and voice, data and optical solutions to assist our customers in meeting their changing technology demands. Our cloud solutions offer enterprise and service-provider customers the opportunity to adopt an operational expense model by outsourcing to us rather than the capital expense model that has dominated in recent decades in IT infrastructure management. Our telecommunications staffing group offers a broad range of solutions to enterprise and service provider customers, including application development teams, analytics, project management, program management, unified communications, network management and field support services on a short and long-term basis. Our specialty contracting division offers enterprise and service provider customers engineering, design, installation and maintenance services that support the build-out and operation of some of the most advanced small cell, Wi-Fi and distributed antenna system (DAS) networks. We believe the migration of these complex networks from proprietary hardware-based solutions to software-defined networks (SDN) and cloud-based solutions provides our company a significant opportunity as we are one of only a few industry competitors that can span across both the legacy and next-generation networks that are actively being designed and deployed in the marketplace. We also believe we are in a position to assist our customers by offering competitive cloud and SDN solutions from a single source, while also maintaining our customers’ legacy hardware-based solutions.

 We provide the following categories of offerings to our customers:

●
Cloud and Managed Services.  Our cloud-based service offerings include platform as a service (PaaS), infrastructure as a service (IaaS), database as a service (DbaaS), and software as a service (SaaS). Our cloud services encompass public, private and hybrid cloud offerings within compute, network and storage. In addition, our easy-to-use, intuitive portal assists customers in migrating through an extensive app store and allows customers quickly to add or subtract applications and services. Our experience in system integration and solutions-centric services helps our customers quickly to integrate and adopt cloud-based services. In addition, our managed-services offerings include network management, 24x7x365 monitoring, security monitoring, storage and backup services.

●
Applications and Infrastructure/Specialty Contracting Services.  We provide an array of applications and services throughout North America and internationally, including unified communications, interactive voice response (IVR) and SIP-based call centers.  We also offer structured cabling and other field installations.  In addition, we design, engineer, install and maintain various types of Wi-Fi and wide-area networks, distributed antenna systems (DAS), and small cell distribution networks for incumbent local exchange carriers (ILECs), telecommunications original equipment manufacturers (OEMs), cable broadband multiple system operators (MSOs) and enterprise customers. Our services and applications teams support the deployment of new networks and technologies, as well as expand and maintain existing networks.  We also design, install and maintain hardware solutions for the leading OEMs that support voice, data and optical networks.

●
Professional Services.  We provide consulting and professional staffing solutions to the service-provider and enterprise market in support of all facets of IT and next-generation networks, including project management, network implementation, network installation, network upgrades, rebuilds, maintenance and consulting services.  We leverage our international recruiting database, which includes more than 70,000 professionals, for the rapid deployment of our professional services.  On a weekly basis, we deploy hundreds of telecommunications professionals in support of our worldwide customers.  Our skilled recruiters assist telecommunications companies, cable broadband MSOs and enterprise clients throughout the project lifecycle of a network deployment and its maintenance.

Our Industry

Advances in technology architectures have supported the rise of cloud computing, which enables the delivery of a wide variety of cloud-based services, such as platform as a service (PaaS), infrastructure as a service (IaaS), database as a service (DbaaS), and software as a service (SaaS). Today, mission-critical applications can be delivered reliably, securely and cost-effectively to our customers over the internet without the need to purchase supporting hardware, software or ongoing maintenance. The lower total cost of ownership, better functionality and flexibility of cloud applications represent a compelling alternative to traditional on-premise solutions. As a result, enterprises are increasingly adopting cloud services to rapidly deploy and integrate applications without building out their own expensive infrastructure and to minimize the growth of their own IT departments and create business agility by taking advantage of accelerated time-to-market dynamics.  Gartner, Inc. (Gartner) expects total cloud spending to increase from $132 billion worldwide in 2013 to $244 billion in 2017.

Competitive Strengths

We are a single-source provider of end-to-end IT and next-generation network solutions to the telecommunications service provider (carrier) and corporate enterprise markets through cloud platforms and professional services. We believe our market advantages center around our cloud-based applications and services portfolio and positioning.  As a true infrastructure 2.0 provider, we add value by enabling applications and services while helping to contain costs.  Customers now demand a partner that can provide end-to-end IT solutions, that offers a solution that allows the customer to move IT expenditures from capital costs to operating costs, and that offers the customer greater elasticity and the ability to rapidly deploy enterprise applications.  We believe our strengths described below will enable us to continue to compete effectively and to take advantage of anticipated growth in our target markets:

●	Single-Source Provider of Cloud and Managed Services Applications and Infrastructure to Enterprise and Service Providers.

●
Customizable Cloud Integration Services.  We offer a wide spectrum of flexible and customizable cloud solutions for our customers.  We differentiate our services by our ability to plan and customize a wide variety of cloud solutions for each customer.

●
Totally Secure Private and Hybrid Cloud Architectures. While many cloud companies only offer public cloud services, leaving great risks of security challenges within a network, our ability to customize private and hybrid cloud architecture, with multiple levels of security, mitigates these risks.

●
Licensed and Open Source SaaS Portfolio. Our software as a service (SaaS) business utilizes the top licensed software in the marketplace, including offerings from Microsoft, Hewlett Packard and Citrix.  In addition, we utilize open source platforms that our skilled applications team can customize to fit our customers’ requirements.

●	Established Customer Relationships

●
Vertical Market Compliance.  Our customer list includes relationships in many vertical markets, such as healthcare, finance and retail, which are specifically sensitive to industry compliance.  Proficiency with standards such as HIPAA, PCI and Ssae16 are essential.  In addition, our applications specialists support customer requirements for unified communication competencies, call center, interactive voice response (IVR) and video applications.

●
Service Provider Relationships.  We have established relationships with many leading wireless and wireline telecommunications providers, cable broadband MSOs, OEMs and others.  Our current customers include Ericsson Inc., Verizon Communications Inc., Alcatel-Lucent USA Inc., Century Link, Inc., AT&T Inc. and Hotwire Communications.

●
Long-Term Master Service Agreements.  We have over 30 master service agreements with service providers and OEMs.  Our relationships with our customers and existing master service agreements position us to continue to capture existing and emerging opportunities, both domestically and internationally.  We believe the barriers are extremely high for new entrants to obtain master service agreements with service providers and OEMs unless there are established relationships and a proven ability to execute.

●	Global Professional Services

● Engineering talents. Our geographical reach and vast engineering talents enable our customers to take advantage of our end-to-end solutions and one-stop shopping.

●
Proven Ability to Recruit, Manage and Retain High-Quality Personnel.  Our ability to recruit, manage and retain skilled labor is a critical advantage in an industry in which a shortage of skilled labor is often a key limitation for our customers and competitors alike.  We own and operate an actively-maintained database of more than 70,000 telecom and IT personnel.  We also employ highly-skilled recruiters and utilize an electronic hiring process that we believe expedites deployment of personnel and reduces costs.   We believe this access to a skilled labor pool gives us a competitive edge over our competitors as we continue to expand.

●
Strong Senior Management Team with Proven Ability to Execute.  Our highly-experienced management team has deep industry knowledge and brings an average of over 25 years of individual experience across a broad range of disciplines.  We believe our senior management team is a key driver of our success and is well-positioned to execute our strategy.

Our Growth Strategy

Under the leadership of our senior management team, we intend to build our sales, marketing and operations groups to support our rapid growth while focusing on increasing operating margins.  While organic growth will be a main focus in driving our business forward, acquisitions will play a strategic role in augmenting existing product and service lines and cross-selling opportunities.  We are pursuing several strategies, including:

●
Expand Our Cloud-Based Service Offerings.  The IT and telecommunications industries have been undergoing a massive shift in recent years from proprietary hardware solutions to software-defined networking (SDN) and cloud-based solutions.  This shift is being driven by many converging issues, including the “consumerization” of IT, BYOD (bring your own device), meta orchestration of complex networks, video growth and the acceptance of open source network architecture.  We are building a company that can manage the existing network infrastructures of the largest domestic and international corporations and service providers while also delivering a broad range of enterprise-grade cloud solutions.  We believe the ability to provide such services is a critical differentiator as we already have relationships with many potential customers by offering services through our two operating divisions — specialty contracting services and professional telecommunications staffing solutions.  Each of our two operating divisions intends to continue to expand by offering additional cloud services, such as cloud management of Wi-Fi and DAS networks, on a virtualized wireless controller running on our cloud rather than installed throughout a customer’s corporate network, which should provide better controls and cost savings for our customers.  We expect to expand the service offerings of our professional staffing division to include services to support the roll-out of SDN and cloud solutions teams and to market such services to both the service provider and enterprise markets.  These new service offerings are expected to create a new market for professional services as customers in those markets typically do not have next-generation network professionals on staff.  We expect these new services offerings to be a significant growth opportunity in each of those multi-billion-dollar global markets.  Industry experts project that cloud-based IT and telecom solutions will outpace traditional hardware sales by 2016, which supports our strategy and growth plans.

●
Grow Revenues and Market Share through Selective Acquisitions.  We plan to continue to acquire private companies that enhance our earnings and offer complementary services or expand our geographic reach.  We believe such acquisitions will help us to accelerate our revenue growth, leverage our existing strengths, and capture and retain more work in-house as a prime contractor for our clients, thereby contributing to our profitability.  We also believe that increased scale will enable us to bid and take on larger contracts.  We believe there are many potential acquisition candidates in the high-growth cloud computing space, the fragmented professional services markets, and in the applications and infrastructure arena.

●
Aggressively Expand Our Organic Growth Initiatives.  Our customers include many leading wireless and wireline telecommunications providers, cable broadband MSOs, OEMs and enterprise customers.  As we have expanded the breadth of our service offerings through both organic growth and selective acquisitions, we believe we have opportunities to expand revenues with our existing clients by marketing additional cloud and SDN service offerings to them, as well as by extending services to existing customers in new geographies.

●
Expand Our Relationships with New Service Providers. We plan to expand new relationships with smaller cable broadband providers, competitive local exchange carriers (CLECs), integrated communication providers (ICs), competitive access providers (CAPs), network access point providers (NAPs) and integrated communications providers (ICPs). We believe that the business model for the expansion of these relationships, leveraging our core strength and array of service solutions, will support our business model for organic growth.

●
Increase Operating Margins by Leveraging Operating Efficiencies.  We believe that by centralizing administrative functions, consolidating insurance coverage and eliminating redundancies across our newly-acquired businesses, we will be positioned to offer more integrated end-to-end solutions and improve operating margins.

Recent Acquisitions

We have grown significantly and expanded our service offerings and geographic reach through a series of strategic acquisitions.

Since January 1, 2013, we have completed the following acquisitions:

●
AW Solutions, Inc. In April 2013, we acquired AW Solutions, Inc. and AW Solutions Puerto Rico, LLC, or collectively AW Solutions, a professional, multi-service line, telecommunications infrastructure company that provides outsourced services to the wireless and wireline industry.  AW Solution’s services include network systems design, architectural and engineering services, program management and other technical services.  The acquisition of AW Solutions broadened our suite of services and added new customers to which we can cross-sell our other services.

●
Integration Partners-NY Corporation.  In January 2014, we acquired Integration Partners-NY Corporation, or IPC, a full-service voice and data network engineering firm based in New York.  IPC serves both corporate enterprises and telecommunications service providers.  We believe the acquisition of IPC will support the cloud and managed services aspect of our business, as well as improve our systems integration and applications capabilities.

●
RentVM, Inc.   In February 2014, we acquired RentVM, Inc., or RentVM, a New Jersey- based provider of infrastructure-as-a-service technology to software developers and to healthcare, education, and other small and medium-sized businesses and enterprises to enable public and private (enterprise) Cloud environments.  RentVM expands our cloud and managed services capabilities by providing us a software defined data center (SDDC) platform to offer enterprise-grade cloud computing solutions.

We have also entered into definitive agreements for the following acquisitions:

●
Telco Professional Services Division.  In November 2012, we executed a definitive agreement to acquire the Telco Professional Services and Handset Testing business division, or Telco, of Tekmark Global Solutions, LLC, a New Jersey limited liability company.  We plan to integrate this professional service and telecommunications staffing business with our ADEX subsidiary in order to expand our project staffing business and our access to skilled labor.

●
VaultLogix, LLC. In March 2014, we executed a definitive agreement to acquire VaultLogix, LLC and certain related entitles, or collectively VaultLogix, a leading provider of cloud backup services to nearly 10,000 businesses around the world.  VaultLogix safeguards a wide range of enterprise-class operating systems and applications through its unique combination of encryption, block-level data duplication and compression.  In addition, through its partner program, VaultLogix offers software branding, a robust partner portal and dedicated account management. We believe the acquisition of VaultLogix will broaden our suite of cloud service offerings by adding VaultLogix’s cloud backup services to our wide range of cloud services, including IaaS, virtual desktop, hosted exchange, disaster recovery in the cloud and file sharing, and will add new customers and resellers to which we can cross-sell our other services.

We intend to consummate the acquisition of VaultLogix during the third quarter of 2014, subject to our ability to finance all or a substantial portion of the purchase price of such acquisition through the sale of additional debt or equity securities.  There can be no assurance, however, that we will be able to obtain additional financing on terms that are acceptable to us, if at all. Our acquisition of Telco also is dependent on our ability to obtain satisfactory financing for such acquisition, and there can be no assurance that such financing will be available to us.

Summary Risk Factors

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.  You should carefully consider these risks before making an investment.  Some of these risks include:

●	We may be unable to integrate our recent and future acquisitions, which would adversely affect our business, financial condition, result of operations and prospects.

●	We derive a significant portion of our revenue from master service agreements that may be cancelled by customers on short notice, or that we may be unable to renew on favorable terms or at all.

●
Our business is labor-intensive and if we are unable to attract and retain key personnel and skilled labor, or if we encounter labor difficulties, our ability to bid for and successfully complete contracts may be negatively impacted.

●
Our industry is highly competitive, with a variety of larger companies with greater resources competing with us, and our failure to compete effectively could reduce the number of new contracts awarded to us or adversely affect our market share and harm our financial performance.

●
We have a history of losses, deficiency in working capital and a stockholders’ deficit and may continue to incur losses in the future.  If we cannot achieve sustained profitability, our stockholders may lose all or a portion of their investment in our company.

●
We have identified material weaknesses in our internal control over financial reporting, and we cannot assure you that additional material weaknesses or significant deficiencies will not occur in the future.  If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

●	Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations.

If any of the foregoing risks or the risks described under the heading “Risk Factors” were to occur, you may lose part or all of your investment.  You should carefully consider all the information in this prospectus, including the documents incorporated by reference herein and the matters set forth under the heading “Risk Factors” commencing on page 10 of this prospectus, before making an investment decision.

Our Corporate Information

We were incorporated under the name i-realtyauction.com, Inc. in the State of Delaware on November 22, 1999 as a subsidiary of i-Incubator.com, Inc. (OTCBB:INQU).  In November 2000, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and commenced filing periodic reports under the Exchange Act in March 2001.  On August 16, 2001, we changed our name to Genesis Realty Group, Inc. and began to focus our attention on the acquisition, development and management of real property.  In August 2008, we changed our name to Genesis Group Holdings, Inc., and on January 10, 2013, we changed our name to InterCloud Systems, Inc.  We commenced operations in our current line of business in January 2010 when we acquired Digital Comm, Inc., a provider of turnkey services and solutions to the communications industry.

Our principal executive offices are located at 1030 Broad Street, Suite 102, Shrewsbury, NJ 07702. The telephone number of our principal executive offices is (973) 630-5460, and we maintain a corporate website at http://www.InterCloudsys.com that contains information about our company. The information on, or accessible from, our website is neither part of this prospectus nor incorporated herein by reference.

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.  For as long as we are deemed an emerging growth company, we may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

●	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002;

●	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies, which exemption we have elected not to apply;

●
an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements; and

●
reduced disclosure about our executive compensation arrangements, such as disclosure regarding the compensation policies of our board of directors, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any executive severance arrangements not previously approved.

We will continue to be deemed an emerging growth company until the earliest of:

●
the last day of our fiscal year in which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest $1,000,000) or more;

●	the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act;

●	the date on which we have, during the prior three-year period, issued more than $1,000,000,000 in non-convertible debt; or

●	the date on which we are deemed to be a ‘large accelerated filer,” as defined in Regulation S-K under the Securities Act.

We also qualify as a “smaller reporting company,” as defined by Regulation S-K under the Securities Act of 1933, as amended, or the “Securities Act.”  As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements, and to exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We will continue to be deemed a smaller reporting company until our public float exceeds $75 million on the last day of our second fiscal quarter in any fiscal year.

About This Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 1,710,387 shares of common stock, of which 491,598 shares are issued and outstanding as of the date hereof and 1,218,789 shares are issuable upon the conversion of, or in connection with payments made by us on, our outstanding 12% convertible debentures due 2015, or the Convertible Debentures.  All of the shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their shares of common stock from time to time at prevailing market prices.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.
Common Stock Offered	1,710,387 shares

Common Stock Outstanding at June 25, 2014	13,441,348 shares

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

NASDAQ Capital Market Symbol	ICLD

Risk Factors
You should carefully read and consider the information set forth under “Risk Factors” and all other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in shares of our common stock.

The number of shares of common stock outstanding at June 25, 2014 excludes an aggregate of up to approximately 3,736,358 shares of common stock reserved for issuance at such date based upon the following:

●
234,233 shares of common stock issuable upon the exercise of stock purchase warrants outstanding on June 25, 2014 with an exercise price of $4.00 per share that expire on September 7, 2014, subject to extension if certain minimum EBITDA thresholds are not achieved;

●	159,359 shares of common stock issuable upon the exercise of stock purchase warrants outstanding on June 25, 2014 with an exercise price of $5.00 per share that expire on November 5, 2018;

●	31,250 shares of common stock issuable upon the exercise of stock purchase warrants outstanding on June 25, 2014 with an exercise price of $5.00 per share that expire on November 5, 2017;

●	225,000 shares of common stock issuable upon the exercise of stock purchase warrants outstanding on June 25, 2014 with an exercise price of $7.25 per share that expire on April 15, 2017;

●
up to 1,218,789 shares of common stock that may be sold by the selling stockholders under this prospectus that are issuable upon the conversion of, or in connection with payments made by us on, the outstanding Convertible Debentures, and up to 452,043 shares of common stock issuable upon the conversion of, or in connection with payments made by us on, outstanding Convertible Debentures that may not be sold under this prospectus;

●
1,018,082 shares of common stock issuable upon the conversion of convertible promissory notes outstanding on June 25, 2014 with a current conversion price of $6.36 per share that mature on June 30, 2015; and

●
397,602 shares of common stock issuable upon conversion of a convertible promissory note outstanding on June 25, 2014 with a current conversion price of $16.99 per share that matures on December 31, 2014.

The number of shares outstanding at June 25, 2014 also does not include 1,067,749 shares of common stock reserved for future issuance at such date under our 2012 Performance Incentive Plan or 585,586 shares of common stock reserved for future issuance at such date under our Employee Stock Purchase Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk.  You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our securities.  If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected.  In that case, the market price of our common stock could decline, and you could lose some or all of your investment.

Risks Related to Our Business

A failure to successfully execute our strategy of acquiring other businesses to grow our company could adversely affect our business, financial condition, results of operations and prospects.

We intend to continue pursuing growth through the acquisition of companies or assets to expand our project skill-sets and capabilities, enlarge our geographic markets, add experienced management and increase critical mass to enable us to bid on larger contracts.  However, we may be unable to find suitable acquisition candidates or to complete acquisitions on favorable terms, if at all.  Moreover, any completed acquisition may not result in the intended benefits.  For example, while the historical financial and operating performance of an acquisition target are among the criteria we evaluate in determining which acquisition targets we will pursue, there can be no assurance that any business or assets we acquire will continue to perform in accordance with past practices or will achieve financial or operating results that are consistent with or exceed past results.  Any such failure could adversely affect our business, financial condition or results of operations.  In addition, any completed acquisition may not result in the intended benefits for other reasons and our acquisitions will involve a number of other risks, including:

●	We may have difficulty integrating the acquired companies;

●	Our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	We may not realize the anticipated cost savings or other financial benefits we anticipated;

●	We may have difficulty applying our expertise in one market to another market;

●	We may have difficulty retaining or hiring key personnel, customers and suppliers to maintain expanded operations;

●	Our internal resources may not be adequate to support our operations as we expand, particularly if we are awarded a significant number of contracts in a short time period;

●	We may have difficulty retaining and obtaining required regulatory approvals, licenses and permits;

●
We may not be able to obtain additional equity or debt financing on terms acceptable to us or at all, and any such financing could result in dilution to our stockholders, impact our ability to service our debt within the scheduled repayment terms and include covenants or other restrictions that would impede our ability to manage our operations;

●	We may have failed to, or were unable to, discover liabilities of the acquired companies during the course of performing our due diligence; and

●	We may be required to record additional goodwill as a result of an acquisition, which will reduce our tangible net worth.

Any of these risks could prevent us from executing our acquisition growth strategy, which could adversely affect our business, financial condition, results of operations and prospects.

We may be unable to successfully integrate our recent and future acquisitions, which could adversely affect our business, financial condition, results of operations and prospects.

We recently acquired a number of companies, including AW Solutions in April 2013, IPC in January 2014 and RentVM in February 2014, and have entered into a definitive agreements for the acquisition of Telco and VaultLogix. The operation and management of recent acquisitions, or any of our future acquisitions, may adversely affect our existing income and operations or we may not be able to effectively manage any growth resulting from these transactions.  Before we acquired them, these companies operated independently of one another.  Until we establish centralized financial, management information and other administrative systems, we will rely on the separate systems of these companies, including their financial reporting systems.

Our success will depend, in part, on the extent to which we are able to merge these functions, eliminate the unnecessary duplication of other functions and otherwise integrate these companies (and any additional businesses with which we may combine in the future) into a cohesive, efficient enterprise.  This integration process may entail significant costs and delays could occur.  Our failure to integrate the operations of these companies successfully could adversely affect our business, financial condition, results of operations and prospects.  To the extent that any acquisition results in additional goodwill, it will reduce our tangible net worth, which might adversely affect our business, financial condition, results of operations and prospects, as well as our credit and bonding capacity.

We derive a significant portion of our revenue from master service agreements that may be cancelled by customers on short notice, or which we may be unable to renew on favorable terms or at all.

During the years ended December 31, 2013 and 2012 and the three-month periods ended March 31, 2014 and 2013, we derived approximately 65%, 60%, 35% and 82%, respectively, of our revenues from master service agreements and long-term contracts, none of which require our customers to purchase a minimum amount of services.  The majority of these contracts may be cancelled by our customers upon minimum notice (typically 60 days), regardless of whether or not we are in default.  In addition, many of these contracts permit cancellation of particular purchase orders or statements of work without any notice.
These agreements typically do not require our customers to assign a specific amount of work to us until a purchase order or statement of work is signed.  Consequently, projected expenditures by customers are not assured until a definitive purchase order or statement of work is placed with us and the work is completed.  Furthermore, our customers generally require competitive bidding of these contracts.  As a result, we could be underbid by our competitors or required to lower the price charged under a contract being rebid.  The loss of work obtained through master service agreements and long-term contracts or the reduced profitability of such work could adversely affect our business or results of operations.

If we do not accurately estimate the overall costs when we bid on a contract that is awarded to us, we may achieve a lower than anticipated profit or incur a loss on the contract.

A significant portion of our revenues from our engineering and professional services offerings are derived from fixed unit price contracts that require us to perform the contract for a fixed unit price irrespective of our actual costs.  We bid for these contracts based on our estimates of overall costs, but cost overruns may cause us to incur losses.  The costs incurred and any net profit realized on such contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

●	onsite conditions that differ from those assumed in the original bid;

●	delays in project starts or completion;

●	fluctuations in the cost of materials to perform under a contract;

●	contract modifications creating unanticipated costs not covered by change orders;

●	availability and skill level of workers in the geographic location of a project;

●	our suppliers’ or subcontractors’ failure to perform due to various reasons, including bankruptcy;

●	fraud or theft committed by our employees;

●	citations or fines issued by any governmental authority;

●	difficulties in obtaining required governmental permits or approvals or performance bonds;

●	changes in applicable laws and regulations; and

●	claims or demands from third parties alleging damages arising from our work or from the project of which our work is a part.

These factors may cause actual reduced profitability or losses on projects, which could adversely affect our business, financial condition, results of operations and prospects.

Our contracts may require us to perform extra or change order work, which can result in disputes and adversely affect our business, financial condition, results of operations and prospects.

Our contracts generally require us to perform extra or change order work as directed by the customer, even if the customer has not agreed in advance on the scope or price of the extra work to be performed.  This process may result in disputes over whether the work performed is beyond the scope of the work included in the original project plans and specifications or, if the customer agrees that the work performed qualifies as extra work, the price that the customer is willing to pay for the extra work.  Even when the customer agrees to pay for the extra work, we may be required to fund the cost of such work for a lengthy period of time until the change order is approved by the customer and we are paid by the customer.

To the extent that actual recoveries with respect to change orders or amounts subject to contract disputes or claims are less than the estimates used in our financial statements, the amount of any shortfall will reduce our future revenues and profits, and this could adversely affect our reported working capital and results of operations.  In addition, any delay caused by the extra work may adversely impact the timely scheduling of other project work and our ability to meet specified contract milestone dates.

We derive a significant portion of our revenue from a few customers and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base is highly concentrated. Due to the size and nature of our contracts, one or a few customers have represented a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. Ericsson Inc. and its affiliates accounted for approximately 20% of our total revenues in the three-month period ended March 31, 2014, 41% of our total revenues in the year ended December 31, 2013 and 33% of our total revenues in the year ended December 31, 2012. Our top four customers, Ericsson, Crown Castle, New York State Office of Court Administration and New York State Department of Corrections, accounted for approximately 38% of our total revenues in the three-month period ended March 31, 2014. Our top four customers, Ericsson, Inc., Crown Castle, NX Utilities and Uline, accounted for approximately 57% of our total revenues in the year ended December 31, 2013. Our top four customers, Ericsson, Inc., Nexlink, Verizon Communications and Ericsson Caribbean accounted for approximately 59% of our total revenues in the year ended December 31, 2012. Revenues under our contracts with significant customers may continue to vary from period to period depending on the timing or volume of work that those customers order or perform with their in-house service organizations. A limited number of customers may continue to comprise a substantial portion of our revenue for the foreseeable future. Because we do not maintain any reserves for payment defaults, a default or delay in payment on a significant scale could adversely affect our business, financial condition, results of operations and prospects. We could lose business from a significant customer for a variety of reasons, including:

●	the consolidation, merger or acquisition of an existing customer, resulting in a change in procurement strategies employed by the surviving entity that could reduce the amount of work we receive;

●
our performance on individual contracts or relationships with one or more significant customers are impaired due to another reason, which may cause us to lose future business with such customers and, as a result, our ability to generate income would be adversely impacted;

●	the strength of our professional reputation; and

●
key customers could slow or stop spending on initiatives related to projects we are performing for them due to increased difficulty in the credit markets as a result of the recent economic crisis or other reasons.

Since many of our customer contracts allow our customers to terminate the contract without cause, our customers may terminate their contracts with us at will, which could impair our business, financial condition, results of operations and prospects.

Our failure to adequately expand our direct sales force will impede our growth.
We will need to continue to expand and optimize our sales infrastructure in order to grow our customer base and our business. We plan to continue to expand our direct sales force, both domestically and internationally. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. Our business may be adversely affected if our efforts to expand and train our direct sales force do not generate a corresponding increase in revenue. If we are unable to hire, develop and retain talented sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to realize the intended benefits of this investment or increase our revenue.

Our business is labor intensive and if we are unable to attract and retain key personnel and skilled labor, or if we encounter labor difficulties, our ability to bid for and successfully complete contracts may be negatively impacted.

Our ability to attract and retain reliable, qualified personnel is a significant factor that enables us to successfully bid for and profitably complete our work.  Our future success depends on our ability to attract, hire and retain project managers, estimators, supervisors, foremen, equipment operators, engineers, linemen, laborers and other highly-skilled personnel.  Our ability to do so depends on a number of factors, such as general rates of employment, competitive demands for employees possessing the skills we need and the level of compensation required to hire and retain qualified employees.  We may also spend considerable resources training employees who may then be hired by our competitors, forcing us to spend additional funds to attract personnel to fill those positions.  Competition for employees is intense, and we could experience difficulty hiring and retaining the personnel necessary to support our business.  Our labor expenses may also increase as a result of a shortage in the supply of skilled personnel.  If we do not succeed in retaining our current employees and attracting, developing and retaining new highly-skilled employees, our reputation may be harmed and our future earnings may be negatively impacted.

If we are unable to attract and retain qualified executive officers and managers, we will be unable to operate efficiently, which could adversely affect our business, financial condition, results of operations and prospects.

We depend on the continued efforts and abilities of our executive officers, as well as the senior management of our subsidiaries, to establish and maintain our customer relationships and identify strategic opportunities.  The loss of any one of them could negatively affect our ability to execute our business strategy and adversely affect our business, financial condition, results of operations and prospects.  Competition for managerial talent with significant industry experience is high and we may lose access to executive officers for a variety of reasons, including more attractive compensation packages offered by our competitors.  Although we have entered into employment agreements with certain of our executive officers and certain other key employees, we cannot guarantee that any of them or other key management personnel will remain employed by us for any length of time.

Because we maintain a workforce based upon current and anticipated workloads, we may incur significant costs in adjusting our workforce demands, including addressing understaffing of contracts, if we do not receive future contract awards or if these awards are delayed.

Our estimates of future performance depend, in part, upon whether and when we will receive certain new contract awards.  Our estimates may be unreliable and can change from time to time.  In the case of larger projects, where timing is often uncertain, it is particularly difficult to project whether and when we will receive a contract award.  The uncertainty of contract award timing can present difficulties in matching workforce size with contractual needs.  If an expected contract award is delayed or not received, we could incur significant costs resulting from retaining more staff than is necessary.  Similarly, if we underestimate the workforce necessary for a contract, we may not perform at the level expected by the customer and harm our reputation with the customer.  Each of these may negatively impact our business, financial condition, results of operations and prospects.

Timing of the award and performance of new contracts could adversely affect our business, financial condition, results of operations and prospects.

It is generally very difficult to predict whether and when new contracts will be offered for tender because these contracts frequently involve a lengthy and complex design and bidding process, which is affected by a number of factors, such as market conditions, financing arrangements and governmental approvals.  Because of these factors, our results of operations and cash flows may fluctuate from quarter to quarter and year to year, and the fluctuation may be substantial.  Such delays, if they occur, could adversely affect our operating results for current and future periods until the affected contracts are completed.

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance.  Our operating results have fluctuated significantly in the past, and could fluctuate in the future.  Factors that may contribute to fluctuations include:

●	changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand in the industries we serve;

●	our ability to effectively manage our working capital;

●	our ability to satisfy consumer demands in a timely and cost-effective manner;

●	pricing and availability of labor and materials;

●	our inability to adjust certain fixed costs and expenses for changes in demand;

●	shifts in geographic concentration of customers, supplies and labor pools; and

●	seasonal fluctuations in demand and our revenue.

Unanticipated delays due to adverse weather conditions, global climate change and difficult work sites and environments may slow completion of our contracts, impair our customer relationships and adversely affect our business, financial condition, results of operations and prospects.

Because some of our work is performed outdoors, our business is impacted by extended periods of inclement weather and is subject to unpredictable weather conditions, which could become more frequent or severe if general climatic changes occur.  Generally, inclement weather is more likely to occur during the winter season, which falls during our second and third fiscal quarters.  Additionally, adverse weather conditions can result in project delays or cancellations, potentially causing us to incur additional unanticipated costs, reductions in revenues or the payment of liquidated damages.  In addition, some of our contracts require that we assume the risk that actual site conditions vary from those expected.  Significant periods of bad weather typically reduce profitability of affected contracts, both in the current period and during the future life of affected contracts, which can negatively affect our results of operations in current and future periods until the affected contracts are completed.

Some of our projects involve challenging engineering, procurement and construction phases that may occur over extended time periods, sometimes up to several years.  We may encounter difficulties in engineering, delays in designs or materials provided by the customer or a third party, equipment and material delivery delays, schedule changes, delays from customer failure to timely obtain rights-of-way, weather-related delays, delays by subcontractors in completing their portion of the project and other factors, some of which are beyond our control, but which may impact our ability to complete a project within the original delivery schedule.  In some cases, delays and additional costs may be substantial, and we may be required to cancel a project and/or compensate the customer for the delay.  We may not be able to recover any of these costs.  Any such delays, cancellations, defects, errors or other failures to meet customer expectations could result in damage claims substantially in excess of revenue associated with a project.  These factors could also negatively impact our reputation or relationships with our customers, which could adversely affect our ability to secure new contracts.

Environmental and other regulatory matters could adversely affect our ability to conduct our business and could require expenditures that could adversely affect our business, financial condition, results of operations and prospects.

Our operations are subject to laws and regulations relating to workplace safety and worker health that, among other things, regulate employee exposure to hazardous substances.  While immigration laws require us to take certain steps intended to confirm the legal status of our immigrant labor force, we may nonetheless unknowingly employ illegal immigrants.  Violations of laws and regulations could subject us to substantial fines and penalties, cleanup costs, third-party property damage or personal injury claims.  In addition, these laws and regulations have become, and enforcement practices and compliance standards are becoming, increasingly stringent.  Moreover, we cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed, or how existing or future laws or regulations will be administered or interpreted, with respect to products or activities to which they have not been previously applied.  Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could require us to make substantial expenditures for, among other things, pollution control systems and other equipment that we do not currently possess, or the acquisition or modification of permits applicable to our activities.

If we fail to maintain qualifications required by certain governmental entities, we could be prohibited from bidding on certain contracts.

If we do not maintain qualifications required by certain governmental entities, such as low voltage electrical licenses, we could be prohibited from bidding on certain governmental contracts.  A cancellation of an unfinished contract or our exclusion from the bidding process could cause our work crews to be idled for a significant period of time until other comparable work becomes available, which could adversely affect our business and results of operations.  The cancellation of significant contracts or our disqualification from bidding for new contracts could reduce our revenues and profits and adversely affect our business, financial condition, results of operations and prospects.

Fines, judgments and other consequences resulting from our failure to comply with regulations or adverse outcomes in litigation proceedings could adversely affect our business, financial condition, results of operations and prospects.

From time to time, we may be involved in lawsuits and regulatory actions, including class action lawsuits that are brought or threatened against us in the ordinary course of business.  These actions may seek, among other things, compensation for alleged personal injury, workers’ compensation, violations of the Fair Labor Standards Act and state wage and hour laws, employment discrimination, breach of contract, property damage, punitive damages, civil penalties, consequential damages or other losses, or injunctive or declaratory relief.  Any defects or errors, or failures to meet our customers’ expectations could result in large damage claims against us.  Claimants may seek large damage awards and, due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such proceedings.  Any failure to properly estimate or manage cost, or delay in the completion of projects, could subject us to penalties.

The ultimate resolution of these matters through settlement, mediation or court judgment could have a material impact on our financial condition, results of operations and cash flows.  Regardless of the outcome of any litigation, these proceedings could result in substantial cost and may require us to devote substantial resources to defend ourselves.  When appropriate, we establish reserves for litigation and claims that we believe to be adequate in light of current information, legal advice and professional indemnity insurance coverage, and we adjust such reserves from time to time according to developments.  If our reserves are inadequate or insurance coverage proves to be inadequate or unavailable, our business, financial condition, results of operations and prospects may suffer.

We employ and assign personnel in the workplaces of other businesses, which subjects us to a variety of possible claims that could adversely affect our business, financial condition, results of operations and prospects.

We employ and assign personnel in the workplaces of other businesses.  The risks of these activities include possible claims relating to:

●	discrimination and harassment;

●	wrongful termination or denial of employment;

●	violations of employment rights related to employment screening or privacy issues;

●	classification of employees, including independent contractors;

●	employment of illegal aliens;

●	violations of wage and hour requirements;

●	retroactive entitlement to employee benefits; and

●	errors and omissions by our temporary employees.

Claims relating to any of the above could subject us to monetary fines or reputational damage, which could adversely affect our business, financial condition, results of operations and prospects.

If we are required to reclassify independent contractors as employees, we may incur additional costs and taxes which could adversely affect our business, financial condition, results of operations and prospects.

We use a significant number of independent contractors in our operations for whom we do not pay or withhold any federal, state or provincial employment tax.  There are a number of different tests used in determining whether an individual is an employee or an independent contractor and such tests generally take into account multiple factors.  There can be no assurance that legislative, judicial or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change, or at least challenge, the classification of our independent contractors.  Although we believe we have properly classified our independent contractors, the U.S. Internal Revenue Service or other U.S. federal or state authorities or similar authorities of a foreign government may determine that we have misclassified our independent contractors for employment tax or other purposes and, as a result, seek additional taxes from us or attempt to impose fines and penalties.  If we are required to pay employer taxes or pay backup withholding with respect to prior periods with respect to or on behalf of our independent contractors, our operating costs will increase, which could adversely impact our business, financial condition, results of operations and prospects.

Increases in the cost of fuel could adversely affect our business, financial condition, results of operations and prospects.

The price of fuel needed to run our vehicles and equipment is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns.  Most of our contracts do not allow us to adjust our pricing.  Accordingly, any increase in fuel costs could adversely affect our business, financial condition, results of operations and prospects.

Our dependence on subcontractors and suppliers could increase our costs and impair our ability to complete contracts on a timely basis or at all.

We rely on third-party subcontractors to perform some of the work on our contracts.  We also rely on third-party suppliers to provide materials needed to perform our obligations under those contracts.  We generally do not bid on contracts unless we have the necessary subcontractors and suppliers committed for the anticipated scope of the contract and at prices that we have included in our bid.  Therefore, to the extent that we cannot engage subcontractors or suppliers, our ability to bid for contracts may be impaired.  In addition, if a subcontractor or third-party supplier is unable to deliver its goods or services according to the negotiated terms for any reason, we may suffer delays and be required to purchase the services from another source at a higher price.  We sometimes pay our subcontractors and suppliers before our customers pay us for the related services.  If customers fail to pay us and we choose, or are required, to pay our subcontractors for work performed or pay our suppliers for goods received, we could suffer an adverse effect on our business, financial condition, results of operations and prospects.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the services we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our operations are subject to hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance.

Our workers are subject to hazards associated with providing construction and related services on construction sites.  For example, some of the work we perform is underground.  If the field location maps supplied to us are not accurate, or if objects are present in the soil that are not indicated on the field location maps, our underground work could strike objects in the soil containing pollutants that could result in a rupture and discharge of pollutants.  In such a case, we may be liable for fines and damages.  These operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage.  Even though we believe that the insurance coverage we maintain is in amounts and against the risks that we believe are consistent with industry practice, this insurance may not be adequate to cover all losses or liabilities that we may incur in our operations.  To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims, our business, financial condition, results of operations and prospects could be adversely affected.

The Occupational Safety and Health Act of 1970, as amended, or OSHA, establishes certain employer responsibilities, including the maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Health and Safety and Health Administration and various recordkeeping, disclosure and procedural requirements.  While we have invested, and will continue to invest, substantial resources in occupational health and safety programs, serious accidents or violations of OSHA rules may subject us to substantial penalties, civil litigation or criminal prosecution, which could adversely affect our business, financial condition, results of operations and prospects.

Defects in our specialty contracting services may give rise to claims against us, increase our expenses, or harm our reputation.

Our specialty contracting services are complex and our final work product may contain defects.  We have not historically accrued reserves for potential claims as they have been immaterial.  The costs associated with such claims, including any legal proceedings, could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Our Industry

Our industry is highly competitive, with a variety of larger companies with greater resources competing with us, and our failure to compete effectively could reduce the number of new contracts awarded to us or adversely affect our market share and harm our financial performance.

The contracts on which we bid are generally awarded through a competitive bid process, with awards generally being made to the lowest bidder, but sometimes based on other factors, such as shorter contract schedules or prior experience with the customer.  Within our markets, we compete with many national, regional, local and international service providers, including Arrow Electronics, Inc., Black Box Corporation, Dimension Data, plc, Dycom Industries, Inc., Goodman Networks, Inc., MasTec, Inc., TeleTech Holdings, Inc., Tech Mahindra, Ltd., Unisys Corporation, Unitek Global Services, Inc. and Volt Information Sciences, Inc.  Price is often the principal factor in determining which service provider is selected by our customers, especially on smaller, less complex projects.  As a result, any organization with adequate financial resources and access to technical expertise may become a competitor.  Smaller competitors are sometimes able to win bids for these projects based on price alone because of their lower costs and financial return requirements.  Additionally, our competitors may develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to our services, and we may not be able to maintain or enhance our competitive position.  We also face competition from the in-house service organizations of our customers whose personnel perform some of the services that we provide.

Some of our competitors have already achieved greater market penetration than we have in the markets in which we compete, and some have greater financial and other resources than we do.  A number of national companies in our industry are larger than we are and, if they so desire, could establish a presence in our markets and compete with us for contracts.  As a result of this competition, we may need to accept lower contract margins in order to compete against competitors that have the ability to accept awards at lower prices or have a pre-existing relationship with a customer.  If we are unable to compete successfully in our markets, our business, financial condition, results of operations and prospects could be adversely affected.

Many of the industries we serve are subject to consolidation and rapid technological and regulatory change, and our inability or failure to adjust to our customers’ changing needs could reduce demand for our services.

We derive, and anticipate that we will continue to derive, a substantial portion of our revenue from customers in the telecommunications and utilities industries.  The telecommunications and utilities industries are subject to rapid changes in technology and governmental regulation.  Changes in technology may reduce the demand for the services we provide.  For example, new or developing technologies could displace the wireline systems used for the transmission of voice, video and data, and improvements in existing technology may allow telecommunications providers to significantly improve their networks without physically upgrading them.  Alternatively, our customers could perform more tasks themselves, which would cause our business to suffer.  Additionally, the telecommunications and utilities industries have been characterized by a high level of consolidation that may result in the loss of one or more of our customers.  Our failure to rapidly adopt and master new technologies as they are developed in any of the industries we serve or the consolidation of one or more of our significant customers could adversely affect our business, financial condition, results of operations and prospects.

Further, many of our telecommunications customers are regulated by the Federal Communications Commission, or the FCC, and other international regulators.  The FCC and other regulators may interpret the application of their regulations in a manner that is different than the way such regulations are currently interpreted and may impose additional regulations, either of which could reduce demand for our services and adversely affect our business and results of operations.

Economic downturns could cause capital expenditures in the industries we serve to decrease, which may adversely affect our business, financial condition, results of operations and prospects.

The demand for our services has been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the United States economy.  The United States economy is still recovering from a recession, and growth in United States economic activity has remained slow.  It is uncertain when these conditions will significantly improve.  The wireless telecommunications industry and the staffing services industry are both particularly cyclical in nature and vulnerable to general downturns in the United States and international economies.  Our customers are affected by economic changes that decrease the need for or the profitability of their services.  This can result in a decrease in the demand for our services and potentially result in the delay or cancellation of projects by our customers.  Slow-downs in real estate, fluctuations in commodity prices and decreased demand by end-customers for services could affect our customers and their capital expenditure plans.  As a result, some of our customers may opt to defer or cancel pending projects.  A downturn in overall economic conditions also affects the priorities placed on various projects funded by governmental entities and federal, state and local spending levels.

In general, economic uncertainty makes it difficult to estimate our customers’ requirements for our services.  Our plan for growth depends on expanding our company both in the United States and internationally.  If economic factors in any of the regions in which we plan to expand are not favorable to the growth and development of the telecommunications industries in those countries, we may not be able to carry out our growth strategy, which could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Our Financial Results and Financing Plans

We have a history of losses and may continue to incur losses in the future.

We have a history of losses and may continue to incur losses in the future, which could negatively impact the trading value of our common stock.  We incurred losses from operations of $2.7 million, $6.3 million and $2.8 million in the three-month period ended March 31, 2014 and the years ended December 31, 2013 and 2012, respectively.  While we had net income attributable to common stockholders of $6.7 million in the three-month period ended March 31, 2014, we incurred a net loss attributable to common stockholders of $25.4 million and $2.1 million in the years ended December 31, 2013 and 2012, respectively.  We may continue to incur operating losses in future periods. These losses may increase and we may never achieve profitability for a variety of reasons, including increased competition, decreased growth in the unified communications industry and other factors described elsewhere in this “Risk Factors” section.  If we cannot achieve sustained profitability, our stockholders may lose all or a portion of their investment in our company.

We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective. We cannot assure you that additional material weaknesses or significant deficiencies will not occur in the future.  If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

We have historically had a small internal accounting and finance staff with limited experience in public reporting. This lack of adequate accounting resources has resulted in the identification of material weaknesses in our internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. In connection with the audit of our financial statements for the year ended December 31, 2013, our management team identified material weaknesses relating to (i) our failure to effectively implement comprehensive entity-level internal controls, (ii) our lack of a sufficient complement of personnel with an appropriate level of knowledge and experience in the application of U.S. GAAP commensurate with our financial reporting requirements and, (iii) our lack of the quantity of resources necessary to implement an appropriate level of review controls to properly evaluate the completeness and accuracy of the transactions we enter into. Our management also has concluded that our disclosure controls and procedures are not effective such that the information relating to our company required to be disclosed in the reports we file with the SEC (i) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to our management to allow timely decisions regarding required disclosure. We have taken steps, and plan to continue to take additional steps, to remediate these material weaknesses for the year ending December 31, 2014 to improve our financial reporting systems and implement new policies, procedures and controls. If we do not successfully remediate the material weaknesses described above, or if other material weaknesses or other deficiencies arise in the future, we may be unable to accurately report our financial results on a timely basis, which could cause our reported financial results to be materially misstated and require restatement which could result in the loss of investor confidence, delisting and/or cause the market price of our common stock to decline.

A  lawsuit filed against us in March 2014,  if decided in plaintiffs’ favor, may result in the payment of cash damages that could adversely affect our financial position and liquidity.

In March 2014, a purported class action suit was filed  in the United States District Court for the District of New Jersey against our company, our Chairman of the Board and Chief Executive Officer, Mark Munro, and certain other defendants alleging violations by the defendants (other than Mr. Munro) of Section 10(b) of the Exchange Act and other related provisions in connection with certain alleged courses of conduct that were intended to deceive the plaintiff and the investing public and to cause the members of the purported class to purchase shares of our common stock at artificially inflated prices based on untrue statements of a material fact or omissions to state material facts necessary to make the statements not misleading. The complaint also alleges that Mr. Munro and our company violated Section 20 of the Exchange Act as controlling persons of the other defendants. The complaint seeks unspecified damages, attorney and expert fees, and other unspecified litigation costs.  As of the date of this prospectus, we have not submitted our response to the complaint. We deny the allegations in the complaint and are proceeding to vigorously defend the suit. However, as the outcome of litigation is inherently uncertain, it is possible that the plaintiffs will prevail no matter how vigorously we defend ourselves, which could result in significant compensatory damages on the part of our company and Mr. Munro.  Any such adverse decision in such litigation could have a material adverse affect on our financial position and liquidity and on our business and results of operations.  In addition, regardless of outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors.

Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations.

As of March 31, 2014, we had total indebtedness of approximately $31.6 million, consisting of $0.4 million of bank debt, $10.6 million of convertible debentures payable, $16.3 million of related-party indebtedness and $4.3 million of contingent consideration for our completed acquisitions. Our substantial indebtedness could have important consequences to our stockholders. For example, it could:

●	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business;

●	place us at a competitive disadvantage compared to our competitors that have less debt;

●	limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments; and

●	make us more vulnerable to a general economic downturn than a company that is less leveraged.

A high level of indebtedness would increase the risk that we may default on our debt obligations.  Our ability to meet our debt obligations and to reduce our level of indebtedness will depend on our future performance.  General economic conditions and financial, business and other factors affect our operations and our future performance.  Many of these factors are beyond our control.  We may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.  Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

We have in the past failed to comply with certain financial covenants of our loan documents and similar defaults in the future could adversely affect our financial condition and our ability to meet our payment obligations on our indebtedness.

On September 23, 2013, we entered into a revolving credit and security agreement dated as of September 20, 2013, or the PNC Credit Agreement, among our company, our subsidiaries, as guarantors, and PNC Bank, National Association, or PNC Bank, as agent and a lender, that provided us a revolving credit facility in the principal amount of up to $10.0 million. As of December 31, 2013, we were not in compliance with certain covenants in the PNC Credit Agreement, including covenants relating to the minimum EBITDA requirement and the fixed charge coverage ratio. On April 4, 2014, we terminated the PNC Credit Agreement.  We have in the past also breached certain covenants under another loan agreement that had resulted in various events of default under such agreement, which events of default were either cured or waived by the lenders thereunder.

As of the date of this prospectus, we are not in default of any of the covenants of our outstanding indebtedness.  However, any future breach of any of those covenants could result in defaults or events of default under such indebtedness, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed, together with accrued interest, to be due and payable. An event of default under such indebtedness could also create an event of default under our other debt agreements or securities. If following an event of default we are unable to repay the borrowings or interest then due under our loan agreements, the lenders could proceed against their collateral, if any, and if the indebtedness under any loan agreements or debt securities were to be accelerated, our assets may not be sufficient to repay such indebtedness in full.

Actual results could differ from the estimates and assumptions that we use to prepare our financial statements.

To prepare financial statements in conformity with GAAP, management is required to make estimates and assumptions as of the date of the financial statements that affect the reported values of assets and liabilities, revenues and expenses, and disclosures of contingent assets and liabilities.  Areas requiring significant estimates by our management include:

●	contract costs and profits and application of percentage-of-completion accounting and revenue recognition of contract change order claims;

●	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, suppliers and others;

●	valuation of assets acquired and liabilities assumed in connection with business combinations; and

●	accruals for estimated liabilities, including litigation and insurance reserves.

At the time the estimates and assumptions are made, we believe they are accurate based on the information available.  However, our actual results could differ from, and could require adjustments to, those estimates.

Risks Related to Our Operating History and Results of Operations

Our limited operating history as an integrated company, recent acquisitions and the rapidly-changing telecommunications market may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects, and also impairs our ability to accurately forecast our future performance.

Although we were incorporated in 1999, we were a development stage company with limited operations until our 2010 merger with Digital.  We experienced rapid and significant expansion in the years ended December 31, 2013 and 2012 due to a series of strategic acquisitions.  We acquired three companies in 2012, one company in 2013 and two companies in the first quarter of 2014. We also plan to complete the acquisition of  VaultLogix in the third quarter of this year.

As a result of our recent acquisitions, our financial results are heavily influenced by the application of the acquisition method of accounting.  The acquisition method of accounting requires management to make assumptions regarding the assets purchased and liabilities assumed to determine their fair market value.  If our assumptions are incorrect, any resulting change or modification could adversely affect our financial conditions and/or results of operations.

Further, our limited operating history as an integrated company, combined with our short history operating as providers of staffing and cloud-based services, may not provide an adequate basis for investors to evaluate our business, financial condition, results of operations and prospects, and makes accurate financial forecasting difficult for us.  Because we operate in the rapidly-evolving IT and telecommunications markets and because our business is rapidly changing due to a series of acquisitions, we may have difficulty in engaging in effective business and financial planning.  It may also be difficult for us to evaluate trends that may affect our business and whether our expansion may be profitable.  Thus, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market.

If we are unable to sustain our recent revenue growth rates, we may never achieve or sustain profitability.

We experienced significant growth in recent years, primarily due to our strategic acquisitions.  Our net revenue increased to $14.1 million in the three-month period ended March 31, 2014 from $11.2 million in the three-month period ended March 31, 2013, and to $51.4 million in the year ended December 31, 2013 from $17.1 million in the year ended December 31, 2012.  In order to become profitable and maintain our profitability, we must, among other things, continue to increase our revenues.  We may be unable to sustain our recent revenue growth, particularly if we are unable to develop and market our cloud and managed services and our specialty contracting services, increase our sales to existing customers or develop new customers.  However, even if our revenues continue to grow, they may not be sufficient to exceed increases in our operating expenses or to enable us to achieve or sustain profitability.

Our inability to obtain additional capital may prevent us from completing our acquisition strategy and successfully operating our business; however, additional financings may subject our existing stockholders to substantial dilution.

Until we can generate a sufficient amount of revenue, if ever, we expect to finance our anticipated future strategic acquisitions, including our acquisitions of Telco and VaultLogix, through public or private equity offerings or debt financings. Additional funds may not be available when we need them on terms that are acceptable to us, or at all.  If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more strategic acquisitions or business plans.  In addition, we could be forced to discontinue product development and reduce or forego attractive business opportunities.  To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution.  In addition, debt financing, if available, may involve restrictive covenants.  We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.  Our access to the financial markets and the pricing and terms we receive in the financial markets could be adversely impacted by various factors, including changes in financial markets and interest rates.

Our forecasts regarding the sufficiency of our financial resources to support our current and planned operations are forward-looking statements and involve significant risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section.  We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.  Our future funding requirements will depend on many factors, including, but not limited to, the costs and timing of our future acquisitions.

We are an emerging growth company within the meaning of the Jumpstart Our Businesses Startups Act of 2012 and, as a result, have elected to comply with the reduced disclosure and other reporting requirements available to us as an EGC.

Because we qualify as an emerging growth company, or EGC, under the Jumpstart Our Businesses Startups Act of 2012, or JOBS Act, we have elected to comply with the reduced disclosure and other reporting requirements available to us as an EGC in connection with this prospectus, and for a period of up to five years following our November 2013 offering of shares of common stock if we remain an EGC.  For example, with respect to this prospectus, we have provided only two fiscal years of audited financial information and selected financial data and have provided scaled-down disclosure on executive compensation, such as not including a “Compensation Discussion and Analysis” in this prospectus.  In addition, for as long as we remain an EGC, we are not subject to certain governance requirements, such as holding a “say-on-pay” and “say-on-golden-parachute” advisory votes, and we are not required to obtain an annual attestation report on our internal control over financial reporting from a registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act.  We may take advantage of these reporting exemptions until we are no longer an EGC.  We can be an EGC for a period of up to five years after our November 2013 equity offering, although we will cease to be an EGC earlier than that if our total annual gross revenues equal or exceed $1 billion in a fiscal year, if we issue more than $1 billion in non-convertible debt over a three-year period or if we become a “large accelerated filer” under Rule 12b-2 of the Exchange Act.

Accordingly, in this prospectus you are not receiving the same level of disclosure as you would receive in an annual report on Form 10-K of a non-EGC issuer and, following this prospectus, our stockholders will not receive the same level of disclosure that is afforded to stockholders of a non-EGC issuer.  It is also possible that investors will find our shares of common stock to be less attractive because we have elected to comply with the reduced disclosure and other reporting requirements available to us as an EGC, which could adversely affect the trading market for our shares of common stock and the prices at which our stockholders may be able to sell shares of our common stock.

We exercise judgment in determining our provision for taxes in the United States and Puerto Rico that are subject to tax authority audit review that could result in additional tax liability and potential penalties that would negatively affect our net income.

The amounts we record in intercompany transactions for services, licenses, funding and other items affects our tax liabilities.  Our tax filings are subject to review or audit by the U.S. Internal Revenue Service and state, local and foreign taxing authorities.  We exercise judgment in determining our worldwide provision for income and other taxes and, in the ordinary course of our business, there may be transactions and calculations where the ultimate tax determination is uncertain.  Examinations of our tax returns could result in significant proposed adjustments and assessment of additional taxes that could adversely affect our tax provision and net income in the period or periods for which that determination is made.

Risks Related to our Common Stock

Our common stock price has fluctuated widely in recent years, and the trading price of our common stock is likely to continue to be volatile, which could result in substantial losses to investors and litigation.

In addition to changes to market prices based on our results of operations and the factors discussed elsewhere in this “Risk Factors” section, the market price of and trading volume for our common stock may change for a variety of other reasons, not necessarily related to our actual operating performance.  The capital markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  These broad market fluctuations may adversely affect the trading price of our common stock.  In addition, the average daily trading volume of the securities of small companies can be very low, which may contribute to future volatility.  Factors that could cause the market price of our common stock to fluctuate significantly include:

●	the results of operating and financial performance and prospects of other companies in our industry;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	announcements of innovations, increased service capabilities, new or terminated customers or new, amended or terminated contracts by our competitors;

●	the public’s reaction to our press releases, media coverage and other public announcements, and filings with the Securities and Exchange Commission;

●	market conditions for providers of services to telecommunications, utilities and cloud services customers;

●	lack of securities analyst coverage or speculation in the press or investment community about us or market opportunities in the telecommunications services and staffing industry;

●	changes in government policies in the United States and, as our international business increases, in other foreign countries;

●	changes in earnings estimates or recommendations by securities or research analysts who track our common stock or failure of our actual results of operations to meet those expectations;

●	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	any lawsuit involving us, our services or our products;

●	arrival and departure of key personnel;

●	sales of common stock by us, our investors or members of our management team; and

●	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our common stock and could seriously harm the market price of our common stock, regardless of our operating performance.  This may prevent stockholders from being able to sell their shares at or above the price they paid for shares of our common stock, if at all.  In addition, following periods of volatility in the market price of a company’s securities, stockholders often institute securities class action litigation against that company.  Our involvement in any class action suit or other legal proceeding could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations and prospects.

The sale or availability for sale of substantial amounts of our common stock could adversely affect the market price of our common stock.

Sales of substantial amounts of shares of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through common stock offerings.  As of June 25, 2014, we had 13,441,348 shares of common stock issued and outstanding, of which 5,470,375 shares were designated by our transfer agent as restricted securities pursuant to Rule 144 promulgated by the SEC.  The sale of these shares into the open market may adversely affect the market price of our common stock.

In addition, at June 25, 2014, we also had outstanding $6,475,000 aggregate principal amount of convertible notes that are convertible into 1,018,082 shares of common stock and $7,772,621 aggregate principal amount of  the Convertible Debentures that also are convertible into shares of our common stock.  However, we cannot currently determine the total number of shares of our common stock that may be issued upon the conversion or repayment of the Convertible Debentures because we may elect to repay the principal of and accrued interest on the Convertible Debentures in cash, and the total number of shares and the conversion prices or the prices at which we can issue our common stock to pay down the principal of and interest on the Convertible Debentures depend on a number of factors, including the prices and nature of any equity securities we may issue in the future and the market prices of our common stock in the periods leading up to any particular amortization payment date on which we elect to make amortization payments on the Convertible Debentures in shares of our common stock.  See Note 8 to Notes to our consolidated financial statements incorporated by reference in this prospectus.  As of June 25, 2014, there were also outstanding warrants to purchase an aggregate of 649,842 shares of our common stock at a weighted-average exercise price of $5.42 per share, all of which warrants were exercisable as of such date.  The conversion of a significant principal amount of our outstanding convertible debt securities into shares of our common stock, our repayment of a significant amount of principal, interest or other amounts payable under such debt securities in shares of our common stock or the exercise of outstanding warrants at prices below the market price of our common stock could adversely affect the market price of our common stock.  The market price of our common stock also may be adversely affected by our issuance of shares of our capital stock or convertible securities in connection with acquisitions, including our proposed acquisitions of VaultLogix and Telco, or in connection with other financing efforts.

Sales of shares of common stock in this offering may cause the market price of our common stock to decline.

On December 13, 2013, we completed a private placement of the Convertible Debentures in an original aggregate principal amount of $11,625,000 and an aggregate of 36,567 shares of our common stock.  We have agreed with the purchasers of such securities to register with the SEC for resale the shares of common stock and the shares of common stock underlying the Convertible Debentures issued in such private placement. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. Upon the effectiveness of such registration statement, an aggregate of 1,710,387 additional shares of common stock will be eligible to be freely tradable in the open market. The sale of a significant amount of those shares of common stock in the open market, or the perception that such sales may occur, could cause the market price of our common stock to decline or become highly volatile.

Our amended and restated certificate of incorporation and amended and restated bylaws, and certain provisions of Delaware corporate law, as well as certain of our contracts, contain provisions that could delay or prevent a change in control even if the change in control would be beneficial to our stockholders.

Delaware law, as well as our amended and restated certificate of incorporation and amended and restated bylaws, contains anti-takeover provisions that could delay or prevent a change in control of our company, even if the change in control would be beneficial to our stockholders.  These provisions could lower the price that future investors might be willing to pay for shares of our common stock.  These anti-takeover provisions:

●	authorize our board of directors to create and issue, without stockholder approval, preferred stock, thereby increasing the number of outstanding shares, which can deter or prevent a takeover attempt;

●	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

●	establish a three-tiered classified board of directors requiring that not all members of our board be elected at one time;

●	establish a supermajority requirement to amend our amended and restated bylaws and specified provisions of our amended and restated certificate of incorporation;

●	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

●	establish limitations on the removal of directors;

●	empower our board of directors to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

●	provide that our board of directors is expressly authorized to adopt, amend or repeal our bylaws;

●	provide that our directors will be elected by a plurality of the votes cast in the election of directors;

●	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by our stockholders at stockholder meetings;

●	eliminated the ability of our stockholders to call special meetings of stockholders and, after June 30, 2014, to act by written consent; and

●
provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action, actions asserting a breach of fiduciary duty and certain other actions against us or any directors or executive officers.

Section 203 of the Delaware General Corporation Law, the terms of our stock incentive plans, the terms of our change in control agreements with our senior executives and other contractual provisions may also discourage, delay or prevent a change in control of our company.  Section 203 generally prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years after the date the stockholder became an interested stockholder.  Our stock incentive plans include change-in-control provisions that allow us to grant options or stock purchase rights that may become vested immediately upon a change in control.  The terms of changes of control agreements with our senior executives and contractual restrictions with third parties may discourage a change in control of our company.  Our board of directors also has the power to adopt a stockholder rights plan that could delay or prevent a change in control of our company even if the change in control is generally beneficial to our stockholders.  These plans, sometimes called “poison pills,” are oftentimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors.  If our board of directors adopts such a plan, it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our executive officers, key non-executive officer employees, and members of our board of directors, could limit the price that investors might be willing to pay in the future for shares of our common stock.  They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

We have never paid cash dividends and do not anticipate paying any cash dividends on our common stock.

We have never paid cash dividends and do not anticipate paying any cash dividends on our common stock in the foreseeable future.  We currently intend to retain any earnings to finance our operations and growth.  As a result, any short-term return on your investment will depend on the market price of our common stock, and only appreciation of the price of our common stock, which may never occur, will provide a return to stockholders.  The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including, but not limited to, factors such as our financial condition, results of operations, capital requirements, business conditions, and covenants under any applicable contractual arrangements. Investors seeking cash dividends should not invest in our common stock.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock will likely decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts, over whom we have no control, publish about us and our business.  We may never obtain research coverage by securities and industry analysts.  If no securities or industry analysts commence coverage of our company, the market price for our common stock could decline.  In the event we obtain securities or industry analyst coverage, the market price of our common stock could decline if one or more equity analysts downgrade our common stock or if those analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking terminology, such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “seek”, “estimate”, “project”, “could”, “may” or the negative thereof or other variations thereon, or by discussions of strategy that involve risks and uncertainties.  Management wishes to caution the reader of the forward-looking statements that any such statements that are contained in this prospectus reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, economic, competitive, regulatory, technological, key employees, and general business factors affecting our operations, markets, growth, services, products, licenses and other factors, some of which are described in this prospectus, including under the caption “Risk Factors,” and some of which are discussed in our other filings with the SEC. These forward-looking statements are only estimates or predictions.  No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of risks facing our company, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.

These risk factors should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.  All written and oral forward looking statements made in connection with this prospectus that are attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  Given these uncertainties, we caution investors not to unduly rely on our forward-looking statements.  We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders named in this prospectus.  All proceeds from the resale of the shares of common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under the caption “Selling Stockholders.”

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDERS MATTERS

Market Information

Our common stock began trading on the NASDAQ Capital Market on October 31, 2013 under the symbol “ICLD”.  Prior thereto, our common stock traded on the OTCQB Marketplace operated by the OTC Markets Group Inc., or the OTCQB. The following table sets forth the high and low closing sales prices of our common stock for the periods indicated.  Information for the periods from and after October 31, 2013 is the high and low closing sales prices of our common stock based upon reports of transactions on the NASDAQ Capital Market.  Information for all periods prior thereto is the high and low last sales prices of our common stock on the OTCQB based upon information provided by the OTC Markets Group, Inc.  All prices give effect to the one-for-125 reverse stock split of our common stock effected on January 14, 2013 and the one-for-four reverse stock split of our common stock effected on August 1, 2013.  Quotations reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions.

Fiscal Year Ended December 31, 2012	High	Low
First Quarter	$7.90	$2.05
Second Quarter	$3.75	$1.05
Third Quarter	$10.00	$1.95
Fourth Quarter	$18.50	$6.08

Fiscal Year Ended December 31, 2013
First Quarter	$36.00	$8.00
Second Quarter	$13.80	$8.00
Third Quarter	$12.50	$6.00
Fourth Quarter	$18.36	$2.31

Fiscal Year Ending December 31, 2014
First Quarter	$18.13	$6.60
Second Quarter (through June 25)	$8.58	$3.10

As of June 25, 2014, the closing sale price of our common stock, as reported by the NASDAQ Capital Market, was $6.67 per share.

Holders

At June 25, 2014, we had approximately 259 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers or registered clearing agencies.

Transfer Agent and Registrar

We have appointed Corporate Stock Transfer, 3200 Cherry Creek Dr. South, Denver, CO 80209 to act as the transfer agent of our common stock.

Dividend Policy

We currently intend to retain future earnings, if any, for use in the operation of our business and to fund future growth.  We have never declared or paid cash dividends on our common stock and we do not intend to pay any cash dividends on our common stock for the foreseeable future.  The terms of the Convertible Debentures prohibit our payment of cash dividends.  Any future determination related to our dividend policy will be made at the discretion of our board of directors in light of conditions then-existing, including factors such as our results of operations, financial conditions and requirements, business conditions and covenants under any applicable contractual arrangements.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 31, 2014 by:

●	each person known by us to be a beneficial owner of more than 5% of our outstanding common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after, May 31, 2014.  Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.  Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

In the table below, the percentage of beneficial ownership of our common stock is based on 12,873,204 shares of our common stock outstanding as of May 31, 2014.  Unless otherwise noted below, the address of the persons listed on the table is c/o InterCloud Systems, Inc., 1030 Broad Street, Suite 102, Shrewsbury, NJ 07702.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors
Mark Munro(1)	1,249,606	9.7%
Mark F. Durfee(2)	860,408	6.5%
Frank Jadevaia(3)	673,032	5.2%
Charles K. Miller	42,130	*
Neal Oristano	73,925	*
Daniel J. Sullivan	67,644	*
Lawrence B. Sands	34,330	**
Roger Ponder	68,244	*
Scott Davis	25,000	*

All named executive officers and directors as a group	3,089,550	24.0%

5% or More Stockholders
Forward Investments LLC(4)	1,937,309	13.9%

*           Less than 1.0%.

(1)
Includes (i) 999,481 shares of common stock held by Mr. Munro, including 500,000 restricted shares that are subject to a three-year vesting schedule, (ii) 173,763 shares of common stock held by Mark Munro IRA, (iii) 71,593 shares held by 1112 Third Avenue Corp., and (iv) 4,769 shares held by MMD Genesis LLC. Mr. Munro has sole voting and investment power over the shares held by 1112 Third Avenue Corp.  Mr. Munro, Mr. Mark Durfee and Mr. Douglas Shooker share voting and investment power over the shares held by MMD Genesis LLC.

(2)
Includes (i) 28,423 shares held by Mr. Durfee, (ii) 827, 216 shares held by Pascack Road LLC, and (ii) 4,769 shares held by MMD Genesis LLC. Mr. Durfee has sole voting and investment power over the shares held by Pascack Road LLC. Mr. Durfee, Mr. Mark Munro and Mr. Douglas Shooker share voting and investment power over the shares held by MMD Genesis LLC.

(3)
Includes (i) 309,881 shares of common stock, including 250,000 restricted shares that are subject to a three-year vesting schedule and (ii) 368,151 shares of common issuable upon conversion of a convertible promissory note (based on the original principal amount of such note).

(4)
Includes 1,018,082 shares of common stock issuable upon the conversion of convertible promissory notes (based upon the original principal amount of such notes). Pursuant to the Schedule 13G filed by Forward Investments LLC with the Securities and Exchange Commission on January 28, 2014, Douglas Shooker is the manager of Forward Investments LLC. The address of Forward Investments LLC is 1416 North Donnelly, Mt. Dora, Florida 32757.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.  As of June 25, 2014, 13,441,348 shares of common stock and no shares of preferred stock were issued and outstanding.  In addition, at such date, 649,842 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase warrants, 1,415,689 shares of common stock were reserved for issuance upon conversion of convertible notes and 1,450,707 shares of common stock were reserved for issuance upon the conversion of the Convertible Debentures, including interest thereon through maturity.

The discussion below describes the most important terms of our capital stock and warrants, amended and restated certificate of incorporation and amended and restated bylaws as in effect upon the date of this prospectus.  Because it is only a summary, it does not contain all the information that may be important to you.  For a complete description, refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders.  Holders of our common stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefore and (ii) in the event of liquidation, dissolution or winding-up of our company, to share ratably in the distribution of assets legally available therefore, after payment of debts and expenses.  Holders of our common stock have no subscription, redemption or conversion rights.  The holders of our common stock do not have cumulative voting rights in the election of directors and have no preemptive rights to subscribe for additional shares of our capital stock.  The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock that may be issued and outstanding from time to time.  A vote of the holders of a majority of our common stock is generally required to take action under our amended and restated certificate of incorporation and amended and restated bylaws.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights.  Under our certificate of incorporation, as amended, our board of directors can issue up to 50,000,000 shares of preferred stock from time to time in one or more series.  Our board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law.  Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred stock without shareholder approval.  Our board of directors has designated:

●	60,000 shares of the authorized but unissued preferred stock as Series B convertible preferred stock;

●	1,500 shares of the authorized but unissued preferred stock as Series C convertible preferred stock;

●	1,000 shares of the authorized but unissued preferred stock as Series D convertible preferred stock;

●	3,500 shares of the authorized but unissued preferred stock as Series E convertible preferred stock;

●	4,800 shares of the authorized but unissued preferred stock as Series F convertible preferred stock;

●	3,500 shares of the authorized but unissued preferred stock as Series G convertible preferred stock;

●	2,000 shares of the authorized but unissued preferred stock as Series H convertible preferred stock; and

●	4,500 shares of the authorized but unissued preferred stock as Series I convertible preferred stock.

Potential  Dilution of Share Value; Preferences.  Any issuance of shares of preferred stock could dilute the earnings per share and book value of existing shares of common stock.  Because our board of directors has the authority to fix the voting rights for any series of preferred stock, the  holders of shares of a series of preferred stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions where Delaware law does not require such class vote, or might be given a  disproportionately large number of votes.  The issuance of shares of preferred stock could also result in a class of securities outstanding that would have certain  preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition to those of the common stock.

Potential Frustration in Change of Control.  Although we currently have no such intention, we could use authorized but unissued shares of preferred stock to hinder a change in control of our company.  Any issuance of shares of preferred stock could dilute the stock ownership of persons seeking to gain control.  Shares of a new series of preferred stock could also be convertible into a large number of shares of common stock or have other terms that might make more difficult or costly the acquisition of a controlling interest in our company.  Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control.  Such shares could be privately placed with purchasers who might side with our board of directors in opposing a hostile takeover bid.  In addition, our board of directors could authorize holders of a series of preferred stock to vote as a class, either separately or with the holders of the common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transactions.  The ability of our board of directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of our company.

At June 25, 2014, the following warrants were outstanding:

                  ●      Warrants to purchase 234,233 shares of common stock at an initial exercise price of $5.00 per share.  These warrants expire on September 17, 2014 so long as we have delivered our consolidated financial statements for the year ended December 31, 2013 that demonstrate we achieved minimum Adjusted EBITDA (as defined) for such year of at least $8.5 million, or will be extended for additional one-year periods until we can demonstrate minimum Adjusted EBITDA of $10 million for the year ended December 31, 2014, $11.5 million for the year ended December 31, 2015 or $13.5 million for the year ended December 31, 2016 or any fiscal year thereafter. In connection with the consummation of this offering, pursuant to the terms of these warrants, the number of shares of common stock issuable upon exercise of these warrants was increased to 234,233 shares and the exercise price per share was reduced to $4.00 per share.

                  ●      Warrants to purchase 159,359 shares of common stock at an initial exercise price of $5.00 per share. These warrants expire on November 5, 2018.

                  ●      Warrants to purchase 31,250 shares of common stock at an initial exercise price of $5.00 per share. These warrants expire on November 5, 2017.

                  ●      Warrants to purchase 225,000 shares of common stock at an initial exercise price of $7.25 per share.  These warrants expire on April 15, 2017.

Pursuant to the terms of our outstanding warrants, the exercise prices of such warrants are subject to adjustment in the event of stock splits, combinations or the like of our common stock.

Election of Directors

Our amended and restated bylaws provide that our directors will be elected by a plurality of the votes cast in the election of directors.  In plurality voting, the nominees for available directorships who receive the highest number of affirmative votes cast are elected irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted.  It will not be necessary for a nominee to receive the affirmative vote of a majority of the total votes cast for and against such nominee in the election to be elected as a director.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Anti-takeover Law

We are governed by the DGCL.  Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise.

Classified board

Our amended and restated certificate of incorporation provides for a classified board of directors, pursuant to which the board of directors is divided into three classes whose members serve three-year staggered terms.  Our amended and restated certificate of incorporation also prohibits cumulative voting by stockholders in connection with the election of directors, which would otherwise allow less than a majority of the shares held by our stockholders to elect director candidates.

No written consent of stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Super-Majority Vote For Certain Amendments

Our amended and restated certificate of incorporates provides that, notwithstanding any other provisions of our certificate of incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of our capital stock required by law or by our certificate of incorporation, or any certificate of designation with respect to a series of our preferred stock, any amendment or repeal of the provision that stockholders may not act by written consent in lieu of a meeting as described above shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally at an election of directors, voting together as a single class.

Advance notice procedures

Our amended and restated bylaws provide that our chief executive officer, chairperson of the board of directors or a majority of the members of our board of directors then serving may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.  Our amended and restated bylaws also limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Our amended and restated bylaws also establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of the stockholders.  This notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors.  The procedure also requires that, in order to raise matters at an annual or special meeting, those matters must be raised before the meeting pursuant to the notice of meeting the company delivers or by, or at the direction of, our board of directors or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of our company of his, her or its intention to raise those matters at the annual meeting.  If our chairperson or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director or that business will not be conducted at the meeting.

Blank check preferred stock

Our amended and restated certificate of incorporation currently provides for 50,000,000 authorized shares of preferred stock.  The existence of authorized but unissued preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise.  For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interest of us and our stockholders, our board of directors could cause preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock.  The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock.  The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval.  We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Limitation of officer and director liability and indemnification arrangements

Our amended and restated certificate of incorporation and our amended and restated bylaws limit the liability of our officers and directors to the maximum extent permitted by Delaware law.  Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

●	any breach of their duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

These provisions of our amended and restated certificate of incorporation and amended and restated bylaws have no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.  The amended and restated bylaws also generally provide that we will indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him or her in connection with such proceeding.  An officer or director will not be entitled to indemnification by us if:

●	the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

●	with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his or her conduct was unlawful.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with certain of our executive officers and all of our directors.  Each indemnification agreement provides that we will indemnify such executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  In the event that we do not assume the defense of a claim against an executive officer or a director, we will be required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

The overall effect of the foregoing provisions and indemnification agreements may be to deter a future offer to buy our company.  Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time.  In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 203 of the Delaware General Corporation Law

We also are subject to the provisions of Section 203 of the DGCL.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.  A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.  Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to any provision of the DGCL; or

●	any action asserting a claim against us that is governed by the internal affairs doctrine.

Although we have included a choice of forum clause in our amended and restated certificate of incorporation, it is possible that a court could rule that such provision is inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer.  Its address is 3200 Cherry Creek Drive South, Suite 430, Denver, CO  80209 and its telephone number is (303) 282-4800.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders identified below of up to 1,710,387 shares of common stock issued or issuable in connection with, or upon conversion or payment of, the Convertible Debentures purchased by the selling stockholders, of which 491,598 shares (including 462,893 shares previously issued upon the conversion of such Convertible Debentures) are issued and outstanding on the date hereof, and 1,218,789 shares are issuable upon the conversion of, or in connection with payments that may be made by us on, the $6,522,619 aggregate principal amount of Convertible Debentures that were beneficially owned by the selling stockholders and outstanding on June 25, 2014. The total dollar value of the 1,710,387 shares of common stock that may be resold by the selling stockholders under this prospectus is $17,445,947.40, based upon the closing sale price of $10.20 per share of our common stock on December 13, 2013, the date of sale of the Convertible Debentures. The purchaser of $2,500,000 aggregate principal amount of Convertible Debentures and 7,862 shares of common stock under the securities purchase agreement referred to below has elected not to participate as a selling stockholder in this offering and the shares of common stock purchased by such purchaser and the shares of common stock underlying such Convertible Debentures have not been included in the shares of common stock offered by this prospectus.

The aggregate number of shares of common stock included in this prospectus was determined as the sum of the following:

The number of shares of common stock issued to selling stockholders in connection with the sale of the Convertible Debentures	28,705
The number of shares of common stock that have been issued to selling stockholders upon conversion of the Convertible Debentures	462,893
The maximum number of shares of common stock that are issuable upon conversion by selling stockholders of $6,522,619 aggregate principal amount of outstanding Convertible Debentures at the current conversion price of $6.35 per share	1,027,185
The maximum number of shares of common stock that are issuable to selling stockholders in respect of interest upon the conversion of outstanding Convertible Debentures at the current conversion price of $6.36 per share	191,604
1,710,387

Offering of Convertible Debentures

To fund the cash portion of the purchase price of our acquisition of IPC, on December 13, 2013, we entered into a securities purchase agreement with the selling stockholders and others, pursuant to which we issued to the selling stockholders and others in a private placement Convertible Debentures in an original aggregate principal amount of $11,625,000 and an aggregate of 36,567 shares of our common stock. The number of shares of common stock issued was equal to 2% of the face amount of the Convertible Debentures divided by the Conversion Price (as defined below).

The Convertible Debentures bear interest at the rate of 12% per annum, and are payable in accordance with an amortization schedule, with monthly payments beginning on July 13, 2014 and ending on the final maturity date of June 13, 2015. At our election, the monthly amortization payments may be paid in cash or, subject to compliance with certain terms and conditions in the purchase agreement, by the issuance of shares of our common stock at a price per share equal to the lesser of (i) the Conversion Price and (ii) 75% of the average of the VWAP (the daily volume weighted average price) of our common stock for the five-trading-day period ending on, and including, the trading day immediately preceding the trading day that is five days prior to the applicable monthly amortization date.

The Convertible Debentures are convertible into shares of our common stock at the election of the holder thereof at a conversion price (the “Conversion Price”) equal to the lesser of (i) $6.36, or (ii) 85% of the price per share of our common stock of the first underwritten public offering of not less than $10 million of our equity securities (a “Qualified Offering”). The Conversion Price is subject to customary anti-dilution provisions. Notwithstanding the foregoing, the Convertible Debenture of a particular holder will not be convertible if such conversion would result in such holder owning more than 4.99% of the issued and outstanding shares of our common stock after such conversion.

We may redeem a Convertible Debenture, in whole or in part, for cash at a redemption price (the “Redemption Amount”) equal to 115% of the outstanding principal amount of the Convertible Debenture, plus all accrued and unpaid interest, plus an amount equal to the interest that would have accrued on the Convertible Debenture through the one year anniversary of the issuance date. Upon the occurrence of a Qualified Offering while the Convertible Debentures remain outstanding, (i) each holder of a Convertible Debenture has the option to force the redemption of a portion of such holder’s Convertible Debenture for a redemption price equal to the Qualified Offering Amount (as defined below), and (ii) we have the option to force the redemption of a portion of each holder’s Convertible Debenture in an amount equal to or less than the Qualified Offering Amount. The “Qualified Offering Payment” means, with respect to each Convertible Debenture, an amount equal to the lesser of (i) 50% of the Redemption Amount and (ii) (a) 50% of the gross proceeds of the Qualified Offering multiplied by (b)(x) the Redemption Amount of such Convertible Debenture, divided by (y) the Redemption Amount of all Convertible Debentures issued pursuant to the purchase agreement.

We may elect to force the holder of a Convertible Debenture to convert all, but not less than all, amounts outstanding under the Convertible Debenture into shares of our common stock at the applicable Conversion Price; provided, that we may only elect such forced conversion if certain conditions are met, including the condition that our common stock has been trading at 150% or higher of the applicable Conversion Price for 30 consecutive trading days with an average daily trading volume of not less than $1,000,000 of shares per day.

The Convertible Debentures provide that the following events or occurrences constitute an event of default under the Convertible Debentures:

•
any default in the payment of (i) the principal amount of any Convertible Debenture or (ii) interest, liquidated damages and other amounts owing to the holder of any Convertible Debenture, which default, solely in the case of an interest payment or other default under clause (ii) above, is not cured within three trading days;

•
we fail to observe or perform any other covenant or agreement contained in the Convertible Debentures (other than a failure to deliver shares of our common stock to the holder upon conversion, which breach is addressed below) which failure is not cured, if possible to cure, within certain cure periods;

•
a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) has been declared under (i) the purchase agreement, the registration rights agreement referred to below or the other transaction documents delivered in connection therewith or (ii) any other material agreement, lease, document or instrument to which we or any of our subsidiaries is obligated;

•	we breach certain representations or warranties made in connection with the sale of the Convertible Debentures;

•	we or any “significant subsidiary” (as such term is defined in Rule 102(w) of Regulation SX) of ours shall be subject to a Bankruptcy Event (as defined in the Convertible Debentures);

•
we or any of our subsidiaries default on any of our or its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (i)  involves an obligation greater than $150,000, whether such indebtedness now exists or shall hereafter be created, and (ii) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

•	our common stock becomes ineligible for listing or quotation for trading on a trading market and shall not be eligible to resume listing or quotation for trading thereon within five trading days;

•
we become a party to any Change of Control Transaction or Fundamental Transaction (as such terms are defined in the Convertible Debentures) or agree to sell or dispose of all or in excess of 50% of our assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

•	we fail to meet the current public information requirements under Rule 144 under the Securities Act in respect of the Registrable Securities (as defined below);

•
if, during the Effectiveness Period (as defined in the registration rights agreement referred to below), the holder of a Convertible Debenture is not permitted to resell Registrable Securities under the resale registration statement for a period of more than 20 consecutive trading days or 30 nonconsecutive trading days during any 12-month period unless it is pursuant to an Allowable Grace Period (as defined in the registration rights agreement referred to below);

•
we fail for any reason to deliver certificates to a holder of a Convertible Debenture prior to the fifth trading day after a conversion or we notify the holder of our intention to not honor requests for conversions of any Convertible Debentures in accordance with the terms thereof; and

•
any monetary judgment, writ or similar final process is entered or filed against us, any of our subsidiaries or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

Upon the occurrence of an event of default, the outstanding principal amount of the Convertible Debentures, plus accrued but unpaid interest, plus all interest that would have been earned through December 13, 2014 if such interest has not yet accrued, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder’s election, immediately due and payable in cash at the Mandatory Default Amount. The “Mandatory Default Amount” means the sum of (a) the greater of (i) the outstanding principal amount of the Convertible Debenture, plus all accrued and unpaid interest thereon, plus all interest that would have been earned through December 13, 2014 if such interest has not yet accrued, divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an event of default) or otherwise due or (B) paid in full, whichever has a lower Conversion Price, multiplied by the VWAP of our common stock on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, or (ii) 115% of the outstanding principal amount of the Convertible Debenture, plus 100% of accrued and unpaid interest hereon, plus all interest that would have been earned through December 13, 2014 if such interest has not yet accrued, and (b) all other amounts, costs, expenses and liquidated damages due in respect of the Convertible Debenture. After the occurrence of an event of default that results in the acceleration of the Convertible Debentures, the interest rate on the Convertible Debentures shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. Additionally, upon the occurrence of an event of default, at the holder’s election each Convertible Debenture shall become convertible into shares of our common stock at the lesser of (i) the Conversion Price, and (ii) 70% of the average VWAP of our common stock for the five trading days in the preceding twenty trading days that have the lowest VWAP during such period.

In connection with the sale of the Convertible Debentures, we have made, or will be required to make, the following payments to the selling stockholders, exclusive of the repayment of principal on the Convertible Debentures, and we have not made, and are not required to make, any other payments to any affiliate of the selling stockholders or any person to whom, to our knowledge, any selling stockholder has a contractual relationship.

Value of common stock issued on date of issuance of Convertible Debentures(1)	Aggregate interest payments on the Convertible Debentures(2)	Total Payments
$292,791	$1,642,500	$1,935,291

(1)
Represents the total dollar value of the shares of common stock issued to the selling stockholders on December 13, 2013, the date of sale of the Convertible Debentures, based upon the closing sale price of $10.20 per share of common stock on such date.

(2)
Represents interest at the rate of 12% per annum from December 13, 2013, the date of issuance of the Convertible Debentures, to June 13, 2015, the maturity date of the Convertible Debentures. The actual aggregate interest payments on the Convertible Debentures will be less than this amount as any Convertible Debentures that have been converted, or may be converted after the date of this prospectus, into common stock may cease accruing interest following the first anniversary of the date of issuance of the Convertible Debentures.

In connection with the sale of the Convertible Debentures, we received aggregate net proceeds from the selling stockholders of $8,348,690.  Assuming no event of default will occur during the first year following the sale of the Convertible Debentures, the maximum  payments to be made to all selling stockholders or any of their affiliates during the first year following the sale of the Convertible Debentures is $5,677,180, consisting of $292,791 representing the value of the shares of common stock issued on the date of closing of the transaction, interest at the rate of 12% per annum in the amount of $446,888 and amortization payments in the amount of $4,937,501.

Assuming a market price of our common stock of $10.20 per share, which was the closing sale price of our common stock on December 13, 2013, the date of sale of the Convertible Debentures, the total possible profit the selling stockholders could realize as a result of the conversion discount of the common stock underlying the Convertible Debentures on the date of sale of the Convertible Debentures is as follows:

(A) Market price per share of common stock underlying the Convertible Debentures on date of issuance	(B) Conversion price per share of common stock underlying the Convertible Debentures	(C) Original principal amount of Convertible Debentures of selling stockholders	(D) Shares to be issued assuming no interest payments and complete conversion (column C/column B)	(E) Combined market price of the total number of shares to be issued calculated using the market price on date of sale of the Convertible Debentures (column C x column A)	(F) Discount to market price of conversion price as of the date of sale of the Convertible Debenture (column A - column B)	(G) Total possible profit (column F x column D)
$10.20	$ 6.36	$ 9,125,002	1,434,749	$14,634,437	$3.84	$5,509,435

As discussed above, the conversion provisions of the Convertible Debentures provide that the conversion price of the Convertible Debentures will be reduced in the event we issue any shares of common stock, other than certain excluded shares, at an effective price per share that is less than the then-existing conversion price.  As such adjustments are based on our future sales of common stock, such adjustments are within our control.  There have been no such adjustments to the conversion price of the Convertible Debentures to date.   There are no provisions of the Convertible Debentures requiring an adjustment to the conversion price based solely on a change in the market price of the common stock.

The following table sets forth information relating to the gross proceeds we received from the sale of the Convertible Debentures to the selling stockholders after giving effect to the payments we have made, or will be required to make, to the selling stockholders, exclusive of the repayment of principal on the Convertible Debentures, and the potential profit that may be realized by the selling stockholders from the sale of the securities purchased from us on December 13, 2013, the date of issuance of the Convertible Debentures.  Actual profits to be realized by the selling stockholders will be determined based upon the actual prices at which the shares of common stock issued to the selling stockholders on December 13, 2013 or in respect of the conversion or payment of the Convertible Debentures are sold.

(A) Gross proceeds from selling stockholders in sale transaction	(B) Total payments to selling stockholders(1)	(C) Net proceeds to the Company (column A – column B)	(D) Total possible profit to selling stockholders(2)	(E) Percentage discount and payments to net proceeds (columns B + D/ column C)	(F) Percentage averaged over life of Convertible Debentures (18 months)
$9,125,002	$1,935,291	$7,189,711	$5,509,435	81.6%	54.4%

(1)
Represents total payments to the  selling stockholders for interest on the Convertible Debentures at the rate of 12% per annum from December 13, 2013, the date of issuance of the Convertible Debentures, to June 13, 2015, the maturity date of the Convertible Debentures, and the total dollar value of the shares of common stock issued to the selling stockholders on December 13, 2013, the date of sale of the Convertible Debentures, based upon the closing sale price of $10.20 per share of common stock on such date.

(2)
Represents the total possible profit to the selling stockholders and their respective affiliates and contractual partners as determined pursuant to the methodology set forth in the table set forth above.

We intend, and have a reasonable basis to believe that we will have the financial ability, to make all required payments on the Convertible Debentures. However, that under certain circumstances discussed above, we  have the ability to make required payments on the Convertible Debentures in shares of common stock.  We have not yet made any decisions as to whether such payments will be made in cash or common stock and we expect to make such determinations on a case-by-case basis as such payments are required to be made.

To our knowledge, none of the selling stockholders has a short position in our common stock.

In connection with the private placement, we also entered into a registration rights agreement with the purchasers, pursuant to which we agreed to register all Registrable Securities (as defined below) upon the terms and conditions set forth therein. Pursuant to the registration rights agreement, “Registrable Securities” means (i) the shares of common stock issued at the closing of the offering, (ii) the shares of our common stock issuable upon conversion of the Convertible Debentures, and (iii) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing, provided, that any of the foregoing securities shall cease to be Registrable Securities upon the earliest to occur of the following with respect to such security: (A) a sale pursuant to an effective registration statement, (B) a sale pursuant to Rule 144 under the Securities Act (in which case, only such security sold shall cease to be a Registrable Security); or (C) eligibility for sale under Rule 144 without current public information requirements and volume or manner of sale restrictions.

Selling Stockholder Table

The table below sets forth:

•	the names of the selling stockholders;

•	the number of shares of common stock beneficially owned by the selling stockholders as of May 22, 2014;

•	the maximum number of shares of common stock that may be sold or disposed of by the selling stockholders under this prospectus;

•	the number of shares of common stock that would be owned by the selling stockholders after completion of the offering, assuming the sale of all of the common stock covered by this prospectus; and

•	the percentage of common stock beneficially owned by the selling stockholders based on 11,971,702 shares of common stock outstanding on May 22, 2014.

Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. In March 2014, the lenders under a secured loan agreement to which we were a party assigned the outstanding loans in the principal amount of $12,025,000 to two institutional investors, including Dominion Capital LLC, one of the selling stockholders, that subsequently converted the principal amount of such loans into an aggregate of 1,180,361 shares of our common stock, including 561,197 shares of common stock issued to Dominion Capital LLC, at a conversion price of $10.50 per share.  Under the terms of such transaction, however, if 85% of the volume weighted average price of our common stock on April 14, 2014 was less than $10.50, we were obligated to issue to such institutional investors additional shares of common stock so that the average conversion price of the loans under the loan agreement was such lower price.  On April 15, 2014, we entered into an amendment to the conversion agreement with the institutional investors that amended the provision requiring us to issue additional shares of common stock by issuing to the two investors an aggregate of 765,849 additional shares of common stock, including 363,853 shares to Dominion Capital LLC, and three-year warrants to purchase up to 225,000 shares of common stock at a purchase price of $7.25 per share, including warrants to Dominion Capital LLC to purchase 100,000 shares of common stock.

None of the selling stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority and, except for Capital Ventures International and Adam Stern, none of the selling stockholders is an affiliate of such a broker-dealer. Any selling stockholder that is an affiliate of a broker-dealer purchased its shares in the ordinary course of business, and at the time of the purchase of the shares being offered, such selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute the shares being offered in this prospectus.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus.

The term “selling stockholders” also includes any pledgees, donees, transferees or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has voting power and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock in violation of the Securities Act.

Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after May 22, 2014. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering		Shares Being	Shares of Common Stock Beneficially Owned After Offering
Selling Stockholder	Shares	%	Offered	Shares	%
Blue Clay Capital Master Fund Limited(1)	179,245	1.49%	179,245	-	-%
Bristol Investment Fund, Ltd.(2)	166,510	1.19	141,510	25,000	*
Capital Ventures International(3)	94,340	*	94,340	-	-
Chestnut Ridge Partners, LP(4)	56,604	*	56,604	-	-
Steven Cohen(5)	37,736	*	37,736	-	-
Dominion Capital, LLC(6)	377,359	3.19	377,359	-	-
Empery Asset Master, Ltd.(7)	94,340	*	94,340	-	-
Hudson Bay Master Fund Ltd.(8)	188,680	1.59	188,680	-	-
JGB Capital LP(9)	28,302	*	28,302	-	-
JGB Capital Offshore LTD(10)	113,208	*	113,208	-	-
Richard Molinsky(11)	38,555	*	18,868	19,687	*
Barry Bergman(12)	37,849	*	35,849	2,000	*
Point Capital, Inc.(13)	18,868	*	18,868	-	-
Allan P. Rothstein(14)	28,302	*	28,302	-	-
Norman Rothstein(15)	4,717	*	4,717	-	-
Sabra Investments, LP(16)	18,868	*	18,868	-	-
Robyn Schreiber(17)	9,435	*	9,435	-	-
Richard Smithline(18)	47,171	*	47,172	-	-
Adam Stern(19)	47,171	*	47,172	-	-
Tenor Opportunity Master Fund, Ltd.(20)	113,208	*	113,208	-	-
Verition Multi-Strategy Master Fund Ltd.(21)	56,604	*	56,604	-	-

*	Less than 1.0%.

(1)
Mr. Brian Durst has voting and dispositive powers with respect to shares held by Blue Clay Capital Master Fund Limited. Mr. Durst disclaims beneficial ownership over shares held by Blue Clay Capital Master Fund Limited. The address for Blue Clay Capital Master Fund Limited is c/o Blue Clay Capital Management, LLC, 800 Nicollet Mall, Suite 2870, Minneapolis, MN 55402.

(2)
Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and dispositive powers with respect to shares held by Bristol Investment Fund, Ltd. Mr. Paul Kessler, as manager of Bristol Capital Advisors, LLC, may also be deemed to share voting and dispositive powers with respect to shares held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership over shares held by Bristol Investment Fund, Ltd. The address for each of the entities identified in this footnote is 1100 Glendon Ave., Suite 850, Los Angeles, CA 90024.

(3)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary voting and dispositive power with respect to shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. Mr. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to share voting and dispositive powers with respect to shares held by Capital Ventures International. Mr. Kobinger disclaims beneficial ownership over shares held by Capital Ventures International. The address for each of the entities identified in this footnote is 101 California Street, Suite 3250, San Francisco, CA 94111.

(4)
Mr. Kenneth Pasternak has voting and dispositive powers with respect to shares held by Chestnut Ridge Partners, LP. Mr. Pasternak disclaims beneficial ownership over shares held by Chestnut Ridge Partners, LP. The address for Chestnut Ridge Partners, LP is 100 Challenger Road, Ridgefield Park, NJ 07660.

(5)	The address of Mr. Cohen is 67 Hunt Drive, Jericho, NY 11753.

(6)
Mr. Mikhail Gurevich has voting and dispositive powers with respect to shares held by Dominion Bay Capital LLC. Mr. Gurevich disclaims beneficial ownership over shares held by Dominion Bay Capital LLC. The address for Dominion Bay Capital LLC is 341 West 38th Street, Suite 800, New York, NY 10018.

(7)
Empery Asset Management LP, the authorized agent of Empery Asset Master, Ltd., has discretionary voting and dispositive power with respect to shares held by Empery Asset Master, Ltd. and may be deemed to be the beneficial owner of these shares. Mr. Martin Hoe and Mr. Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment and voting power with respect to shares held by Empery Asset Master, Ltd. Empery Asset Master, Ltd., Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for each of the entities identified in this footnote is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(8)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over the shares held by Hudson Bay Master Fund Ltd. The address for each of the entities identified in this footnote is 777 Third Avenue, 30th Floor, New York, NY 10017.

(9)
Mr. Brett Cohen has voting and dispositive powers with respect to shares held by JGB Capital LP. Mr. Cohen disclaims beneficial ownership over shares held by JGB Capital LP. The address for JGB Capital LP is c/o JGB Management, Inc., 544 Riverside Avenue, Westport, CT 06880.

(10)
Mr. Brett Cohen has voting and dispositive powers with respect to shares held by JGB Capital Offshore LTD. Mr. Cohen disclaims beneficial ownership over shares held by JGB Capital Offshore LTD. The address for JGB Capital Offshore LTD is c/o JGB Management, Inc., 544 Riverside Avenue, Westport, CT 06880.

(11)	The address of Mr. Molinsky is 51 Lord’s Highway East, Weston, CT 06883.

(12)	The address of Mr. Bergman is 1111 Park Avenue, #11A, New York, NY 10128.

(13)
Mr. Richard Brand has voting and dispositive powers with respect to shares held by Point Capital, Inc. Mr. Brand disclaims beneficial ownership over shares held by Point Capital, Inc. The address for Point Capital, Inc. is 285 Grand Avenue, Building 5, 2nd Floor, Englewood, NJ 07631.

(14)	The address of Mr. Rothstein is 129 West 29th Street, Suite 900, New York, NY 10001.

(15)	The address of Mr. Rothstein is 168 Sagamore Drive, Plainview, NY 11803.

(16)
Mr. Zvi Rhine has voting and dispositive powers with respect to shares held by Sabra Investments, LP. Mr. Rhine disclaims beneficial ownership over shares held by Sabra Investments, LP. The address for Sabra Investments, LP is 401 East Ontario Street, Suite 2301, Chicago, IL 60611.

(17)	The address of Ms. Schreiber is 64 Shelter Lane, Roslyn Heights, NY 11577.

(18)	The address of Mr. Smithline is c/o Centrecourt Asset Management, 11 East 44th Street, Suite 1600, New York, NY 10017.

(19)	The address of Mr. Stern is 500 East 77th Street, Suite 163, New York, NY 10162.

(20)
Mr. Robin R. Shah has voting and dispositive powers with respect to shares held by Tenor Opportunity Master Fund, Ltd. Mr. Shah disclaims beneficial ownership over shares held by Tenor Opportunity Master Fund, Ltd. The address for Tenor Opportunity Master Fund, Ltd. is c/o Tenor Capital Management Company, LP, 1180 Avenue of the Americas, Suite 1940, New York, NY 10036.

(21)
Verition Fund Management, LLC, the authorized agent of Verition Multi-Strategy Master Fund Ltd., has voting and dispositive power with respect to shares held by Verition Multi-Strategy Master Fund Ltd. Mr. Nicholas Maounis, in his capacity as Managing Member of Verition Fund Management, LLC, may also be deemed to share voting and dispositive powers with respect to shares held by Verition Multi-Strategy Master Fund Ltd. Mr. Maounis disclaims beneficial ownership over shares held by Verition Multi-Strategy Master Fund Ltd. The address for each of the entities identified in this footnote is 1 American Lane, Greenwich, CT 06831.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:
•	transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of the shares entered into after the effective date of the registration statement of which this prospectus is a part;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	through a combination of any of the above transactions.

Each selling stockholder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the transferees, pledges or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholders and/or the purchasers.  Each selling stockholder has represented and warranted to us that such selling stockholder acquired the securities subject to this prospectus in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares to be sold under this prospectus to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus forms a part shall have been declared effective by the Commission.  If a selling stockholder uses this prospectus for any sale of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this prospectus.

We entered into a registration rights agreement for the benefit of the selling stockholders to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholders incident to the registration of the offering and sale of the common stock.

LEGAL MATTERS

The validity of the shares offered in this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York.   Two members of Pryor Cashman LLP each beneficially own 8,777 shares of our common stock.
EXPERTS

The consolidated financial statements as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 incorporated by reference in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated by reference in this Prospectus and Registration Statement, given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Integration Partners-NY Corporation as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 incorporated by reference in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated by reference in this Prospectus and Registration Statement, given upon the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) that we have filed under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on April 8, 2014;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 filed with the SEC on May 16, 2014; and

•
our Current Report on Form 8-K filed with the SEC on January 7, 2014, as amended by Amendment No.1 thereto filed with the SEC on March 18, 2014 and Amendment No. 2 thereto filed with the SEC on June 5, 2014, and our Current Reports on Form 8-K filed with the SEC on April 18, 2014 and May 30, 2014.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified  or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.InterCloudsys.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, 1030 Broad Street, Suite 102, Shrewsbury, New Jersey 07702, telephone (973) 630-5460. Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to the registration of the common stock and warrants offered for sale with this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information about us, the common stock and warrants we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the full text of such contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F. Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee.  Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the site is http://www.sec.gov.  You may also request copies of these filings, at no cost, by telephone at (973) 630-5460 or by mail to: InterCloud Systems, Inc., 1030 Broad Street, Suite 102, Shrewsbury, New Jersey 07702, Attention: Lawrence Sands, Senior Vice President and Corporate Secretary. We also maintain a website at www.InterCloudsys.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.  We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered accounting firm.

1,710,387 Shares

COMMON STOCK

________________________

PROSPECTUS

________________________

, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The estimated expenses of the Company in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$1,143.35	*
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$30,000.00
Miscellaneous Fees and Expenses	$3,856.65
Total	$50,000.00

* Previously paid.

Item 14.                      Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture,  rust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our amended and restated certificate of incorporation provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or other distributions pursuant to Section 172 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our amended and restated certificate of incorporation further provides that any repeal or modification of such article by our stockholders or an amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our amended and restated bylaws provide that we will indemnify each of our directors and officers, certain employees and agents, to the fullest extent permitted by the DGCL, as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the DGCL permitted us to provide prior to such the amendment), against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Our bylaws further provide for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, our bylaws provide that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the amended and restated certificate of incorporation or bylaws, agreement, vote of stockholders, or otherwise.  Furthermore, our bylaws authorize us to provide insurance for our directors, officers and employees against any liability, whether or not we would have the power to indemnify such person against such liability under the DGCL or the bylaws.

In connection with the sale of the common stock being registered hereby, we have entered into indemnification agreements with each of our directors and our executive officers.  These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the amended and restated certificate of incorporation and bylaws.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.                      Recent Sales of Unregistered Securities.

Since January 1, 2011, we have issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act.  Except for the shares of our common stock that were issued upon the conversion of shares of our preferred stock or our convertible debt securities or the grants of shares of common stock under our 2012 Performance Incentive Plan, all of the below-referenced securities were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act and are deemed to be restricted securities for purposes of the Securities Act.  There were no underwriters or placement agents employed in connection with any of these transactions. Use of the exemption provided in Section 4(2) for transactions not involving a public offering is based on the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy or sell securities by any form of general solicitation or advertising.

●
The recipients were either accredited or otherwise sophisticated individuals who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities.

●	The recipients had access to business and financial information concerning our company.

●
All securities issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

The shares of our common stock that were issued upon the conversion of shares of our preferred stock or our convertible debt securities were issued pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act and are deemed to be restricted securities for purposes of the Securities Act.

The shares of our common stock that were granted to employees under our  2012 Performance Incentive Plan were issued pursuant to the exemption from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

The number of shares of common stock issued in each transaction, and the price per share of common stock in each transaction, has been adjusted to give effect to the one-for-125 reverse stock split of the common stock effected on January 14, 2013 and the one-for-four reverse stock split of the common stock effected on August 1, 2013.

On February 14, 2011, in exchange for a lender, UTA Capital LLC, consenting to a Modification Agreement, we issued 2,564 shares of common stock, valued of $60.00 per share.

On February 22, 2011, we issued 4,000 shares of common stock to consultant Birbragher Ins Trust in exchange for consulting services relating to corporate matters, valued at $60.00 per share.

On February 28, 2011, we sold 278 shares of common stock to one investor for $25,000.

On May 16, 2011 and June 20, 2011, we issued 8,000 shares of common stock, valued at $30.00 per share, to a third-party lender in connection with a loan from such third-party lender.

On June 3, 2011, our Board of Directors authorized the issuance of 4,000 restricted shares and 17,000 restricted shares of common stock, valued at $30.00 per share, to 21 wireless division employees and three principal officers, respectively, as bonus compensation shares.

On June 3, 2011, we issued 4,000 shares of common stock valued at $30.00 per share to a third-party lender in connection with a loan from such third-party lender.

On June 30, 2011, we sold 15,000 shares of Series B Preferred Stock to four investors for an aggregate purchase price of $15,000.

On July 5, 2011, we sold 6,540 shares of common stock to Tekmark for $30,000 as an equity investment.

On July 26, 2011, we issued 2,000 shares of common stock to Interactive Business Alliance in exchange for public relations consulting services, valued at $55.00 per share.

On August 11, 2011 and August 25, 2011, we issued 1,366 shares of common stock to a third-party lender for $32,500 in debt conversion.

On August 12, 2011, we issued 4,147 shares of common stock, valued at $69.00 per share, to three principals in connection with the non-completed acquisition of Premier Cable Designs, Inc.  The shares were issued as an advance payment pending the closing of the acquisition.

On September 30, 2011, we issued 2,000 shares of common stock, valued at $45.00 per share, to one principal in connection with the acquisition of Tropical Communications, Inc.

On November 1, 2011, we issued an aggregate of 2,000,000 shares of Series A Preferred Stock to three executive officers.  The shares were valued at $2,000,000 per share and recorded as compensation expense in the year ended December 31, 2011.

On January 10, 2012, we sold 1,051 shares of Series B Preferred Stock to an executive of our company for an aggregate purchase price of $100,000.

On January 6, 2012, in exchange for agreeing to forgive his compensation for 2011, we issued 10,000 shares of common stock to a director.  The shares were valued at $2.52 per share and recorded as compensation expense in the year ended December 31, 2011.

From January 3, 2012, to January 14, 2012, we sold 450 shares of Series C Preferred Stock to 10 investors for an aggregate purchase price of $450,000.

On January 12, 2012, we issued 200 shares of Series D Preferred Stock to a director in exchange for the director agreeing to forego his 2011 compensation.  The amount was recorded as compensation expense in the year ended December 31, 2011.

On January 17, 2012, we issued 10,000 shares of common stock, valued at $5.00 per share, to a third-party lender in consideration of $70,000 of debt conversion.

From February 17, 2012 to February 28, 2012, we sold 250 shares of Series C Preferred Stock to five investors for an aggregate purchase price of $250,000.

From March 12, 2012 to March 14, 2012, we sold 2,012 shares of Series B Preferred Stock to three investors for an aggregate purchase price of $200,000.

On April 17, 2012, we issued 7,143 shares of common stock, valued at $3.08 per share, to a third-party lender in consideration of $22,000 of debt conversion.

On April 27, 2012, we sold 250 shares of Series C Preferred Stock to five investors for an aggregate purchase price of $250,000.

On May 8, 2012, we issued 13,636 shares of common stock, valued at $3.00 per share, to a third-party lender in consideration of $40,908 of debt conversion.

From May 23, 2012 to June 19, 2012, we sold 100 shares of Series C Preferred Stock to two investors for an aggregate purchase price of $100,000.

On June 14, 2012, we issued 13,539 shares of common stock, valued at $1.50 per share, to a third-party lender in consideration of $20,308 of debt conversion.

From June 19, 2012 to August 7, 2012, we sold 350 shares of Series C Preferred Stock to six investors for an aggregate purchase price of $350,000.

In July 2012, we issued 400 shares of Series D Preferred Stock to Billy Caudill, a director and the President of our company, in consideration of the pledge by Mr. Caudill of his home to secure a third-party loan made to Digital Comm, Inc., a subsidiary of our company.  The Series D Preferred Stock had a value of $400,000 as per the agreement.

On August 8, 2012, we issued 4,000 shares of common stock in exchange for public relations consulting services, which shares were valued at $6.00 per share.

On August 31, 2012, we sold 525 shares of Series B Preferred Stock to two investors for an aggregate purchase price of $50,000.

On September 6, 2012, we issued 52,190 shares of common stock to UTA Capital upon the cancellation by UTA Capital of common stock warrants with an exercise price of $72.00.  The common stock was valued at $2.00 per share.

On September 17, 2012, we issued 10,000 shares of common stock, valued at $7.52 per share, in connection with the acquisition of T N S, Inc. The common stock was issued to the principals of T N S, Inc.  The holders of these shares have the right to put these shares back to our company for $500,000.

From September 17, 2012 to September 30, 2012, we issued 6,479 shares of Series B Preferred Stock to three lenders in consideration of their conversion of principal and accrued interest on notes payable in the aggregate amount of $616,690.

Between September 17, 2012 and September 30, 2012, we sold 9,190 shares of Series B Preferred Stock to three investors for an aggregate purchase price of $875,000.

On September 17, 2012 and November 13, 2012, we issued to two lenders warrants to purchase an aggregate of 1,501,882 shares of our common stock at a purchase price of $5.00 per share in connection with the MidMarket loan. Pursuant to the second amendment to the MidMarket Loan Agreement dated March 22, 2013, the aggregate number of shares of common stock issuable upon exercise of such warrants was set at 187,386 shares.

On September 18, 2012, we sold 2,225 shares of Series E Preferred Stock to 18 investors for an aggregate purchase price of $2,225,000.

On September 19, 2012, we issued 6,000 shares of common stock in consideration of consulting services, which shares were valued at $8.50 per share.

On October 5, 2012, we issued 4,150 shares of Series F Preferred Stock to the two stockholders of T N S, Inc. in connection with our acquisition of T N S, Inc. pursuant to the terms of a stock purchase agreement among our company, T N S, Inc. and such T N S stockholders.

On October 9, 2012, we issued 8,000 shares of common stock in consideration of consulting services, which shares were valued at $12.05 per share.

On October 30, 2012, we sold 3,152 shares of Series B Preferred Stock to three investors for an aggregate purchase price of $300,000.

On October 30, 2012, we issued 5,000 shares of common stock in consideration of consulting services, which shares were valued at $12.52 per share.

On November 16, 2012, we issued 10,000 shares of common stock in consideration of consulting services, which shares were valued at $10.00 per share.

On November 20, 2012, we issued 32,000 shares of common stock to Billy Caudill upon his conversion of 400 shares of Series D Preferred Stock into common stock.

On November 23, 2012, we sold 1,425 shares of Series H Preferred Stock to eight investors for aggregate consideration of $1,425,000.

On January 3, 2013, we sold 50 shares of Series E Preferred Stock to an accredited investor for cash consideration in the amount of $50,000.

On January 7, 2013, we issued 40,000 shares of common stock upon the conversion of 20,000,000 shares of Series A Preferred Stock.

On January 10, 2013, we sold 100 shares of Series E Preferred Stock to an accredited investor for cash consideration in the amount of $100,000.

On January 30, 2013, we issued 39,487 shares of common stock upon the conversion of 566 shares of Series D Preferred Stock.

On January 30, 2012, we issued 4,500 shares of Series I Preferred Stock to Mark Vignieri pursuant to the terms of a stock purchase agreement between our company and Environmental Remediation and Financial Services, Inc.

On February 7, 2013, we issued 40,000 shares of common stock upon the conversion of 160,000 shares of Series A Preferred Stock.

On February 20, 2013, we sold 100 shares of Series E Preferred Stock to two accredited investors for cash consideration in the amount of $100,000.

On March 14, 2013, we issued an aggregate of 36,584 shares of common stock upon the conversion of outstanding promissory notes held by an affiliate of an executive officer.

On March 22, 2013, we issued to two lenders an aggregate of 20,375 shares of common stock in connection with an amendment to the terms of the MidMarket Loan Agreement.

From March 27, 2013 to April 25, 2013, we sold an aggregate of 525 shares of Series E Preferred Stock to seven accredited investors for aggregate cash consideration in the amount of $525,000.

On April 30, 2013, we issued to a lender a convertible promissory note in the principal amount of $862,500 and warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock issuable upon conversion of such convertible promissory note.

On May 14, 2013, we issued 3,352 shares of common stock upon the conversion of 42 shares of Series D Preferred Stock.

On June 12, 2013, we issued 203,735 shares of common stock, valued at $12.80 per share, to the five former stockholders of AW Solutions in connection with our acquisition of AW Solutions.

On June 25, 2013, we issued an aggregate of 2,452,741 shares of common stock upon the conversion of 37,500 shares of Series B Preferred Stock and an aggregate of 1,262,441 shares of common stock upon the conversion of 1,500 shares of Series C Preferred Stock.

On August 6, 2013, we issued an aggregate of 534,819 shares of common stock upon the conversion of 3,350 shares of Series E Preferred Stock.

On August 28, 2013, we issued to a lender a convertible promissory note in the principal amount of $287,500 and warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock issuable upon conversion of such convertible promissory note.

On October 18, 2013, we issued 16,129 shares of common stock in consideration of consulting services, which shares were valued at $6.25 per share.

On November 26, 2013, we issued an aggregate of 138,396 shares of common stock upon the exercise of ICG Warrants

On December 12, 2013, we issued an aggregate of 139,500 shares of common stock to certain of our employees and directors under our 2012 Incentive Compensation Plan, which shares were valued at $9.59 per share.

On December 18, 2013, we sold for an aggregate purchase price of $11,625,000 an aggregate of 36, 567 shares of common stock and $11,625,000 aggregate principal amount of our 12% Convertible Debentures.

On December 24, 2013, we issued an aggregate of 466,702 shares of common stock to the two former stockholders of T N S upon the conversion of 1,150 shares of Series F Preferred Stock and in satisfaction of certain obligations to such former stockholders under the purchase agreement for T N S.

On December 24, 2013, we issued an aggregate of 71,250 shares of common stock as a dividend payment on our outstanding Series H Preferred Stock.

On December 30, 2013, we issued 1,500 shares of common stock in consideration of consulting services, which shares were valued at $17.41 per share.

On December 30, 2013, we issued 10,200 shares of common stock to a director under our 2012 Incentive Compensation Plan.

On December 31, 2013, we issued an aggregate of 152,562 shares of common stock, valued at $18.36 per share, to the five former stockholders of AW Solutions in satisfaction of promissory notes that were delivered in connection with our acquisition of AW Solutions.

On December 31, 2013, we issued an aggregate of 483,015 shares of common stock upon conversion of 1,425 shares of Series H Preferred Stock.

On January 1, 2014, we issued an aggregate of 57,448 shares of common stock, valued at $16.99 per share, to five individuals, and 47,080 shares of common stock into an escrow account, valued at $10.00 per share, in connection with our acquisition of IPC.

On January 3, 2014, we issued an aggregate of 53,259 shares of common stock upon exercise of the warrants issued to the purchasers of Series E Preferred Stock.

On January 6, 2014, we issued an aggregate of 50,861 shares of common stock to the former stockholders of AW Solutions in satisfaction of an outstanding promissory note, which shares were valued at $16.00 per share.

On February 7, 2014, we issued an aggregate of 400,000 shares of common stock to the three former stockholders of RentVM, Inc. in connection with our acquisition of RentVM, Inc., which shares were valued at $12.20 per share.

On February 12, 2014, we issued 176,100 shares of common stock upon conversion of $1,000,000 aggregate principal amount of the Convertible Debentures, which shares were valued at $13.41 per share.

On February 12, 2014, we issued 7,500 shares of common stock in exchange for public relations consulting services, which shares were valued at $13.41 per share.

On March 4, 2014, we issued 107,477 shares of common stock to a lender in satisfaction of outstanding promissory notes, which shares were valued at $15.37 per share.

On March 17, 2014 and April 15, 2014, we issued an aggregate of 1,846,210 shares of common stock to two institutional investors upon conversion of outstanding loans in the aggregate principal amount of $12,670,000.

On March 17, 2014, we issued 69,458 shares of common stock in consideration of consulting services, which shares were valued at $11.87 per share.

On March 18, 2014, we issued 35,220 shares of common stock upon conversion of $200,000 aggregate principal amount of the Convertible Debentures and interest thereon in the amount of $24,000, which shares were valued at $10.59 per share.

On March 31, 2014, we issued 109,399 shares of common stock to a lender in satisfaction of outstanding promissory notes, which shares were valued at $8.49 per share.

On April 1, 2014, we issued 91,241 shares of common stock in consideration of our purchase of certain assets, which shares were valued at $8.22 per share.

On April 11, 2014, we issued an aggregate of 117,950 shares of common stock to employees under our 2012 Incentive Compensation Plan, which shares were valued at $5.99 per share.

On April 11, 2014, we issued 8,177 shares of common stock in consideration of consulting services, which shares valued at $5.99 per share.

On May 19, 2014, we issued an aggregate of 128,005 shares of common stock to five of our employees under our 2012 Incentive Compensation Plan.

On May 29, 2014, we issued an aggregate of 889,142 shares of common stock to 14 of our directors and employees under our 2012 Incentive Compensation Plan.

On May 29, 2014, we issued an aggregate of 8,934 shares of common stock to four note holders in settlement of outstanding accrued interest payments.

On June 16, 2014, we issued an aggregate of 290,565 shares of common stock upon conversion of $1,650,000 aggregate principal amount of Convertible Debentures and interest thereon in the amount of $198,000, which shares were valued at $6.92 per share.

On June 17, 2014, we issued an aggregate of 35,220 shares of common stock upon conversion of $200,000 aggregate principal amount of Convertible Debentures and interest thereon in the amount of $24,000, which shares were valued at $6.78 per share.

On June 20, 2014, we issued an aggregate of 17,610 shares of common stock upon conversion of $100,000 aggregate principal amount of Convertible Debentures and interest thereon in the amount of $12,000, which shares were valued at $6.65 per share.

On June 25, 2014, we issued an aggregate of 128,303 shares of common stock upon conversion of $702,381 aggregate principal amount of Convertible Debentures and interest thereon in the amount of $84,286, which shares were valued at $6.67 per share.

There were no underwriters employed in connection with any of the transactions described in this Item 15.

Item 16.                      Exhibits.

(a)           See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)           No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.                      Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Shrewsbury, State of New Jersey, on the 27th day of June 2014.

INTERCLOUD SYSTEMS, INC.

By:	/s/ Mark Munro
Name:	Mark Munro
Title:	Chief Executive Officer and
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Mark Munro	Chief Executive Officer and Chairman of the Board of Directors	June 27, 2014
Mark Munro	(Principal Executive Officer)

/s/ Daniel Sullivan	Chief Financial Officer	June 27, 2014
Daniel Sullivan	(Principal Financial Officer and Principal Accounting Officer)

*	Director	June 27, 2014
Mark Durfee

*	Director	June 27, 2014
Charles K. Miller

*	Director	June 27, 2014
Neal L. Oristano

*By:	/s/ Mark Munro
Mark Munro, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

2.1
Stock Purchase Agreement, dated as of January 14, 2010, between Digital Comm, Inc. and the Company (incorporated by reference to Exhibit 2.1 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

2.2†
Stock Purchase Agreement, dated as of August 15, 2011, between William DeVierno and the Company (incorporated by reference to Exhibit 2.4 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

2.3†
Stock Purchase Agreement, dated as of November 15, 2011, between Margarida Monteiro, Carlos Monteiro and the Company (incorporated by reference to Exhibit 2.2 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

2.4
Amendment to Stock Purchase Agreement, dated as of December 14, 2011, between Margarida Monteiro, Carlos Monteiro and the Company (incorporated by reference to Exhibit 2.3 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

2.5†
Asset Purchase Agreement, dated as of November 19, 2012, between Tekmark Global Solutions, LLC and the Company (incorporated by reference to Exhibit 2.7 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

2.6
Equity Purchase Agreement, dated as of November 30, 2012, among ADEX Corporation, Environmental Remediation and Financial Services, LLC and Mark Vigneri (incorporated by reference to Exhibit 2.9 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on March 26, 2013).

2.7†
Stock Purchase Agreement, dated as of September 17, 2012, between T N S, Inc., Joel Raven and Michael Roeske and the Company (incorporated by reference to Exhibit 2.5 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

2.8†
Equity Purchase Agreement, dated as of September 17, 2012, between ADEX Corporation, ADEXCOMM Corporation, ADEX Puerto Rico, LLC, Peter Leibowitz, Gary McGuire, Marc Freedman and Justin Leibowitz and the Company (incorporated by reference to Exhibit 2.6 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

2.9†
Purchase Agreement, dated April 3, 2013, by and among the Company, AW Solutions, Inc., AW Solutions Puerto Rico, LLC, Keith W. Hayter, Bobby A. Varma, James Partridge, Emmanuel Poulin and Jeffrey Dubay (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 9, 2013).

1

2.10
Amendment No. 1 to Purchase Agreement, dated April 9, 2013, by and among the Company, AW Solutions, Inc., AW Solutions Puerto Rico, LLC, Keith W. Hayter, Bobby A. Varma, James Partridge, Emmanuel Poulin and Jeffrey Dubay (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 9, 2013).

2.11
Amendment No. 2 to Purchase Agreement, dated April 15, 2013, by and among the Company, AW Solutions, Inc., AW Solutions Puerto Rico, LLC, Keith W. Hayter, Bobby A. Varma, James Partridge, Emmanuel Poulin and Jeffrey Dubay (incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2013).

2.12†
Stock Purchase Agreement, dated as of December 12, 2013, by and among the Company, Integration Partners-NY Corporation, and Barton F. Graf, David C. Nahabedian and Frank Jadevaia (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2013).

2.13
Amendment No. 1 to Stock Purchase Agreement, dated as of January 1, 2014, by and among the Company, Integration Partners-NY Corporation, and Barton F. Graf, David C. Nahabedian and Frank Jadevaia (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2014).

2.14†
Stock Purchase Agreement, dated as of February 3, 2014, by and among RentVM, Inc., Aqeel Asim, Awais Daud and Ali Fayazi and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2014).

2.15†
Interest Purchase Agreement, dated as of March 19, 2014, among VaultLogix, LLC, Data Protection Services, LLC, U.S. Data Security Acquisition, LLC, London Bay – VL Acquisition Company, LLC, Tier 1 Solutions, Inc. and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 25, 2014).

3.1
Certificate of Incorporation of the Company, as amended by the Certificate of Amendment dated August 16, 2001, and the Certificate of Amendment dated September 4, 2008, filed in the office of the Secretary of State of the State of Delaware on September 3, 2008 (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

3.2
Certificate of Amendment to the Certificate of Incorporation of the Company dated January 10, 2013 (incorporated by reference to Exhibit 3.12 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on March 26, 2013).

3.3
Certificate of Amendment to the Certificate of Incorporation of the Company dated July 30, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 2, 2013).

3.4
Series A Certificate of Designation filed with the Delaware Secretary of State on July 11, 2011 (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

3.5
Series B Certificate of Designation filed with the Delaware Secretary of State on June 28, 2011 (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

2

3.6
Amendment No. 1 to Series B Certificate of Designation filed with the Delaware Secretary of State on October 23, 2012 (incorporated by reference to Exhibit 3.9 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

3.7
Series C Certificate of Designation filed with the Delaware Secretary of State on January 10, 2012 (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

3.8
Series D Certificate of Designation filed with the Delaware Secretary of State on March 5, 2012 (incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

3.9
Series E Certificate of Designation filed with the Delaware Secretary of State on September 18, 2012 (incorporated by reference to Exhibit 3.6 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

3.10
Series F Certificate of Designation filed with the Delaware Secretary of State on September 17, 2012 (incorporated by reference to Exhibit 3.7 of the Company’s Registration Statement on Form S-1 filed (Registration No. 333-185293) with the SEC on December 5, 2012).

3.11
Series G Certificate of Designation filed with the Delaware Secretary of State on September 17, 2012 (incorporated by reference to Exhibit 3.8 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

3.12
Series H Certificate of Designation filed with the Delaware Secretary of State on November 16, 2012 (incorporated by reference to Exhibit 3.10 of the Company’s Registration Statement on Form S-1 filed (Registration No. 333-185293) with the SEC on December 5, 2012).

3.13
Series I Certificate of Designation filed with the Delaware Secretary of State on December 6, 2012 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2012).

3.14
Amended and Restated Bylaws of the Company, dated as of November 16, 2012 (incorporated by reference to Exhibit 3.12 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

4.1
Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on August 5, 2013).

5.1	Opinion of Pryor Cashman LLP.

10.1
Revolving Credit Agreement, dated as of June 30, 2011, by and between the Company, Digital Comm Inc. and MMD Genesis LLC  (incorporated by reference to Exhibit 10.31 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on March 26, 2013).

3

10.2
Purchase and Sale Agreement, dated as of July 30, 2012, between Billy Caudill and the Company (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.3
Stock Purchase Agreement, dated as of September 6, 2012, between and the Company and UTA Capital, LLC (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.4
Promissory Note, dated as of September 13, 2012, issued by Billy Caudill to the Company (incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.5
Promissory Note, dated as of September 17, 2012, issued by Company in connection with the acquisition of ADEX Corporation (incorporated by reference to Exhibit 10.19 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.6
Guaranty and Suretyship Agreement, dated as of September 17, 2012, among Rives-Monteiro Leasing, LLC and Tropical Communications, Inc. in favor of MidMarket Capital Partners, LLC, as agent (incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.7
Assumption and Joinder Agreement, dated as of September 17, 2012, among and the Company, ADEX Corporation, T N S, Inc. and MidMarket Capital Partners, LLC, as agent (incorporated by reference to Exhibit 10.16 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.8
Pledge Agreement, dated as of September 17, 2012, by the Company in favor of MidMarket Capital Partners, LLC, as agent (incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.9
Loan and Security Agreement, dated as of September 17, 2012, among and the Company, Rives-Monteiro Leasing, LLC, Tropical Communications, Inc., the lenders party thereto and MidMarket Capital Partners, LLC, as agent (incorporated by reference to Exhibit 10.14 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.10
First Amendment to Loan and Security Agreement, dated as of November 13, 2012, among and the Company, Rives-Monteiro Leasing, LLC, Tropical Communications, Inc., the lenders party thereto and MidMarket Capital Partners, LLC, as agent (incorporated by reference to Exhibit 10.24 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.11
Second Amendment, Consent and Waiver, dated as of March 22, 2013, among the Company, Rives- Monteiro Leasing, LLC, Tropical Communications, Inc., ADEX Corporation, T N S, Inc., the lenders party thereto and MidMarket Capital Partners, LLC, as Agent (incorporated by reference to Exhibit 10.26 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on March 26, 2013).

4

10.12
Third Amendment and Consent, dated as of September 20, 2013, by and among the Company, ADEX Corporation, AW Solutions, Inc., T N S, Inc., ADEXCOMM Corporation, Tropical Communications, Inc., Rives-Monteiro Leasing, LLC, and Environmental Remediation and Financial Services, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 24, 2013).

10.13
Fourth Amendment and Consent, dated as of September 30, 2013, by and among the Company, ADEX Corporation, AW Solutions, Inc.,  T N S, Inc., ADEXCOMM Corporation, Tropical Communications, Inc., Rives-Monteiro Leasing, LLC, and Environmental Remediation and Financial Services, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 4, 2013).

10.14
Fifth Amendment and Consent, dated as of October 17, 2013, by and among the Company, ADEX Corporation, AW Solutions, Inc.,  T N S, Inc., ADEXCOMM Corporation, Tropical Communications, Inc., Rives-Monteiro Leasing, LLC, and Environmental Remediation and Financial Services, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2013).

10.15
Form of Warrant, dated September 17, 2012, issued by the Company in connection with the Loan and Security Agreement dated as of September 17, 2012 (incorporated by reference to Exhibit 10.18 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.16
First Amendment, dated November 13, 2012, to Form of Warrant of the Company dated September 17, 2012 (incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.17
Promissory Note, dated September 17, 2012, of the Company issued to Wellington Shields & Co. (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1 filed (Registration No. 333-185293) with the SEC on December 5, 2012).

10.18
Assumption and Joinder Agreement, dated as of March 22, 2013, between ADEXCOMM Corporation and Environmental Remediation and Financial Services, LLC and MidMarket Capital Partners, LLC, as Agent (incorporated by reference to Exhibit 10.27 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on March 26, 2013).

10.19
Pledge Agreement, dated as of March 22, 2013, between the Company and MidMarket Capital Partners, LLC, as Agent (incorporated by reference to Exhibit 10.28 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on March 26, 2013).

10.20
Pledge Agreement, dated as of March 22, 2013, between the ADEX Corporation and MidMarket Capital Partners, LLC, as Agent (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on March 26, 2013).

10.21
Form of Subscription Agreement for Series E Preferred Stock (incorporated by reference to Exhibit 10.20 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

5

10.22
Form of Common Stock Purchase Warrant of the Company issued in connection with the Series E Preferred Stock (incorporated by reference to Exhibit 10.21 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.23
Letter Agreement, dated November 1, 2012, between the Company and Gideon Taylor (incorporated by reference to Exhibit 10.22 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.24
Letter Agreement, dated November 6, 2012, between the Company and Billy Caudill (incorporated by reference to Exhibit 10.23 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.25	2012 Performance Incentive Plan (incorporated by reference to Exhibit A to the Company’s Information Statement filed with the SEC on December 17, 2012).

10.26
Form of Indemnification Agreement with Executive Officers and Directors (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.27	Director Compensation Policy (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on December 5, 2012).

10.28	Employee Stock Purchase Plan (incorporated by reference to Exhibit B to the Company’s Information Statement filed with the SEC on December 17, 2012).

10.29
Security Agreement, dated April 5, 2013, among the Company, AW Solutions, Inc., AW Solutions Puerto Rico, LLC, Keith W. Hayter, Bobby A. Varma, James Partridge, Emmanuel Poulin and Jeffrey Dubay (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2013).

10.30
Form of Promissory Note issued by the Company to the sellers in connection with the acquisition of AW Solutions, Inc. and AW Solutions Puerto Rico (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2013).

10.31
Purchase Agreement, dated as of April 26, 2013, by and among the Company and ICG USA, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 3, 2013).

10.32
Form of Unsecured Convertible Note issued by the Company to ICG USA, LLC on April 30, 2013 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on May 3, 2013).

10.33
Form of Amended and Restated Unsecured Convertible Note issued by the Company to ICG USA, LLC in respect of note originally issued on April 30, 2013 (incorporated by reference to Exhibit 10.40 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on August 5, 2013).

6

10.34	Form of Warrant issued by the Company to ICG USA, LLC on April 30, 2013 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on May 3, 2013).

10.35
Form of Amended and Restated Warrant issued by the Company to ICG USA, LLC in respect of warrant originally issued on April 30, 2013 (incorporated by reference to Exhibit 10.41 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on August 5, 2013).

10.36
Form of Unsecured Convertible Note issued by the Company to ICG USA, LLC on August 28, 2013 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on May 3, 2013).

10.37	Form of Warrant issued by the Company to ICG USA, LLC on August 28, 2013 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on May 3, 2013).

10.38
Letter Agreements of holders of Series B Preferred Stock and Series C Preferred Stock as to order of conversion of such shares to common stock (incorporated by reference to Exhibit 10.39 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed with the SEC on May 21, 2013).

10.39
Form of Warrant Agreement by and between the Company and Corporate Stock Transfer and form of Warrant Certificate (incorporated by reference to Exhibit 4.4 to Amendment No. 7 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed on September 10, 2013).

10.40
Revolving Credit and Security Agreement, dated as of September 20, 2013, by and among the Company, ADEX Corporation, ADEX Puerto Rico LLC, AW Solutions, Inc., AW Solutions Puerto Rico, LLC, T N S, Inc., ADEXCOMM Corporation, Tropical Communications, Inc., Rives-Monteiro Engineering LLC, Rives-Monteiro Leasing, LLC, Environmental Remediation and Financial Services, LLC, the financial institutions party thereto and PNC Bank, National Association, as agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 24, 2013).

10.41
Pledge Agreement, dated as of September 20, 2013, by and among InterCloud Systems, Inc., ADEX Corporation and PNC Bank, National Association, as agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 24, 2013).

10.42
Form of Representative’s Warrant Agreement (incorporated by reference to Exhibit 1.1 to Amendment No. 11 to the Company’s Registration Statement on Form S-1 (Registration No. 333-185293) filed on October 17, 2013).

10.43
Securities Purchase Agreement, dated as of December 13, 2013, between the Company and the purchasers of the 12% Convertible Debentures (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2013).

10.44
Form of 12% Convertible Debenture dated December 13, 2013, issued by the Company (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2013).

7

10.45
Registration Rights Agreement, dated December 13, 2013, between the Company and purchasers of the 12% Convertible Debentures (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2013).

10.46
Voting Agreement, dated December 13, 2013, by and among the Company and various stockholders of the Company (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2013).

10.47
Convertible Promissory Note, dated January 1, 2014, issued by the Company to Frank Jadevaia (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2014).

10.48
Employment Agreement, dated as of February 15, 2014, by and between the Company and Frank Jadevaia, as amended by a Letter Agreement dated March 25, 2014 (incorporated by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2014).

10.49
Employment Agreement, dated as of February 21, 2014, by and between the Company and Scott Davis, as amended by a Letter Agreement dated March 25, 2014 (incorporated by reference to Exhibit 10.49 to the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2014).

10.50
Exchange Agreement, dated as of March 12, 2014, by and among the Company, Rives-Monteiro Leasing, LLC, Tropical Communications, Inc., ADEX Corporation, T N S, Inc., ADEXCOMM Corporation, AW Solutions, Inc., and Integration Partners-NY Corporation and Dominion Capital LLC and 31 Group LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2014).

10.51
Letter Agreement, dated April 4, 2014, amending the Exchange Agreement, dated as of March 12, 2014, by and among the Company, Rives-Monteiro Leasing, LLC, Tropical Communications, Inc., ADEX Corporation, T N S, Inc., ADEXCOMM Corporation, AW Solutions, Inc., and Integration Partners-NY Corporation and Dominion Capital LLC and 31 Group LLC (incorporated by reference to Exhibit 10.51 to the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2014).

10.52
Joint Marketing Agreement, dated November 8, 2013, by and between RedChip Companies Inc. and the Company (incorporated by reference to Exhibit 10.52 to the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2014).

10.53
Investor Relations Agreement, dated July 31, 2012, by and between CSIR Group, LLC and the Company (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2014).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2014).

23.1	Consent of BDO USA, LLP.

23.2	Consent of DBO USA, LLP.

23.3	Consent of Pryor Cashman LLP (included in Exhibit 5.1).

†
Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

9